UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN URANIUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1000	98-0491170
State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
inception or organization	Classification Code Number)	Identification No.)

1201 – 1166 Alberni Street, Vancouver, BC, Canada V6E 3Z3
604-685-6153
(Address and telephone number of registrant’s principal executive offices)

Pacific Stock Transfer Company 500 E. Warm Springs Road, Suite 240, Las Vegas NV 89119 (702) 361-3033
(Name, address and telephone number of agent for service) Copy of communications to:

Clark Wilson LLP
c/o Bernard I. Pinsky
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1

Telephone: 604.687.5700
Fax: 604.687.6314

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration
Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to
Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Shares, with a par value of $0.00001, to be offered for resale by selling shareholders	8,461,829(1)	$1.25(2)	$10,577,286.25(2)	$415.69
Common Shares, with a par value of $0.00001, underlying common share purchase warrants, to be offered for resale by selling shareholders	4,230,914(1)	$1.25(2)	$5,288,642.50(2)	$207.84
Total				$623.53

(1)           An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)            Estimated in accordance with Rule 457(g) solely for the purpose of computing the amount of the registration fee based on the price at which the warrants may be exercised.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
_____, 2008

AMERICAN URANIUM CORP.
A NEVADA CORPORATION

12,692,743 SHARES OF COMMON STOCK OF AMERICAN URANIUM CORP.
_________________________________

The prospectus relates to the resale to the public by certain selling shareholders of American Uranium Corp. of up to 12,692,743 shares of our common stock with a par value of $0.00001. 8,461,829 of these common shares have already been issued to the Selling Shareholders and 4,230,914 of these common shares may be issued to the Selling Shareholders upon the exercise of common share purchase warrants. The common share purchase warrants may be exercised by the Selling Shareholders at the price of $1.25 per share until August 23, 2009, the expiry date.

After the effective date of this registration statement, the selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We may, however, receive up to $5,288,642.50 in proceeds upon exercise of the share purchase warrants. Any proceeds we receive will be used for general working capital purposes. We will pay for expenses of this offering.

The selling shareholders may be deemed to be “underwriters,” as such term is defined in the Securities Act.

Our common stock is quoted on the OTC Bulletin Board under the symbol "AUUM".

The Selling Shareholders will receive the proceeds from the sale of the shares being registered in this registration statement and prospectus. The Selling Shareholders are to offer the shares at market price. Based on the closing bid price for one share of our common stock on the OTC Bulletin Board on March 17, $0.76, the proceeds the Selling Shareholders could be expected to receive can be estimated as follows:

Proceeds to Selling Shareholders
Per Share	$0.76
Total	$9,646,485.44

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____, 2008.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our” and “American Uranium” mean American Uranium Corp. unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that you should consider before receiving a distribution of our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, the consolidated financial statements and the notes to the consolidated financial statements.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral resource properties. We were incorporated in the State of Nevada on March 23, 2005 (Inception) under the name “Alpine Resources Corporation” with an authorized capital of 5,000,000,000 shares of common stock with a par value of $0.00001. On April 10, 2007, we changed our name to “American Uranium Corporation.” We changed the name of our company to better reflect the direction and business of our company. We have no subsidiaries.

Effective August 20, 2007, we entered into an agreement with Strathmore Resources (US) Ltd. (“Strathmore”) for an option to earn-up to a 60% interest in the Pine Tree-Reno Creek Property located in Campbell County, Wyoming. Under the terms of the agreement, we have issued six million shares of common stock of our company to Strathmore and have reimbursed Strathmore 100% of its expenditures incurred by Strathmore for the Property, in the amount of $300,000. Pursuant to the agreement, we are required to reimburse funds spent by Strathmore to acquire additional uranium leases (which will then form part of the property); and incur a total of $33 million in expenditures on the Property over a six year period.

Our principal executive offices are located at 1201 – 1166 Alberni Street, Vancouver, BC, Canada V6E 3Z3. Our telephone number is (604) 685-6153. The name of our transfer agent and registrar of our common stock is Pacific Stock Transfer Company. Their address is 500 E. Warm Springs Road, Suite 240, Las Vegas NV 89119. Their telephone number is (702) 361-3033.

We are an exploration stage company with a limited operating history. We have not generated any revenues from our intended business activities and we do not expect to generate revenues in the near future. We may never generate revenues. We have incurred losses since inception.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report, dated April 4, 2007, on our audited financial statements for the period ended February 28, 2007 our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Number of Shares Being Offered

This prospectus relates to the resale by the selling shareholders of up to 12,692,743 shares of our common stock in connection with the resale of:

  Up to 8,461,829 shares of our common stock that were issued to the selling shareholders in private placements on December 20, 2007 and September 4, 2007; and,

  Up to 4,230,914 shares of our common stock that are issuable to the selling shareholders upon the exercise of 8,461,829 half common share purchase warrants issued by us on December 20, 2007 and September 4, 2007. One whole common share purchase warrant may be exercised to acquire one additional common share at an exercise price of $1.25 per share until the expiry date, August 23, 2009.

Upon the effectiveness of the registration statement of which this prospectus forms a part, the selling shareholders may sell the shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled “Plan of Distribution.”

The 12,692,743 shares of common stock were or will be, in the case of common shares underlying warrants, issued to the selling shareholders in private placement transactions pursuant section 4(2) and/or Regulation S and Regulation D of the Securities Act of 1933, which provide exemptions from the registration requirements of the Securities Act of 1933. All of the stock owned by the selling shareholders will be registered by the registration statement of which this prospectus forms a part.

Number of Shares Issued and Outstanding

There were 46,207,625 shares of our common stock issued and outstanding as at March 17, 2008.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling shareholders. We may, however, receive up to $5,288,642.50 in proceeds upon exercise of the share purchase warrants. Two half common share purchase warrants may be exercised at $1.25 per whole common share until August 23, 2009. Any proceeds we receive will be used for general working capital purposes and to further explore our mineral properties. We will incur all costs associated with this registration statement and prospectus.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

1.           Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

              Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration program that we intend to undertake on the Pine Tree-Reno Creek Property and any additional properties that we may acquire. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the Pine Tree-Reno Creek Property may not result in the discovery of uranium. Any expenditures that we may make in the exploration of any other mineral property that we may acquire may not result in the discovery of any commercially exploitable mineral resources. Problems such as unusual or unexpected geological formations and other conditions are involved in all mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our interests in the Pine Tree-Reno Creek Property. If this happens, our business will likely fail.

2.           Because of the speculative nature of the exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of any quantities of uranium on the Pine Tree-Reno Creek Property or any other additional properties we may acquire.

We intend to continue exploration on the Pine Tree-Reno Creek Property and we may or may not acquire additional interests in other mineral properties. The search for minerals as a business is extremely risky. We can provide investors with no assurance that exploration on the Pine Tree-Reno Creek Property, or any other property that we may acquire, will establish that any commercially exploitable quantities of minerals exist.

Additional potential problems may prevent us from discovering any minerals. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of minerals on our property, our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

3.           Because of the inherent dangers involved in mineral exploration and exploitation, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

4.           The potential profitability of mineral ventures depends in part upon factors beyond the control of our company and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of an exploration program on a mineral property is dependent upon many factors beyond our control, including the existence and size of mineral resources in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulation. These factors cannot be accurately predicted and any one or a combination of these factors may result in our company not receiving an adequate return on invested capital. These factors may have material and negative effects on our financial performance and our ability to continue operations.

5.           Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Exploration and exploitation activities are subject to federal, provincial or state, and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial or state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Environmental and other legal standards imposed by federal, provincial or state, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

6.           Uranium prices are highly volatile; even if we do discover a deposit of uranium, if the price of uranium is too low, we would not be able to exploit that resource.

Uranium prices have been highly volatile, and are affected by numerous international economic and political factors over which American Uranium has no control. The price of uranium has varied over the last five years from a high of approximately $138.00 per pound to a low of approximately $10.00 per pound. The price as of March 14, 2008 was approximately $74.00 per pound. Uranium is primarily used for power generation in nuclear power plants, and the number of customers is somewhat limited in comparison to other global commodities. The price of uranium is affected by numerous factors beyond our control, including the demand for nuclear power, increased supplies from both existing and new uranium mines, sales of uranium from existing government stockpiles, and political and economic conditions.

The Company’s long-term success is highly dependent upon the price of uranium, as the economic feasibility of any ore body discovered on its properties would in large part be determined by the prevailing market price of uranium. If a profitable market does not exist, we may have to cease operations.

RISKS ASSOCIATED WITH OUR COMPANY

7.           Because the Pine Tree-Reno Creek Property may not contain commercially exploitable uranium and because we have never made a profit from our operations, our securities are highly speculative and investors may lose all of their investment in our company.

Our securities must be considered highly speculative, generally because of the nature of our business and our early stage of operations. We currently intend to conduct an exploration program on our Pine Tree-Reno Creek Property only. The Pine Tree-Reno Creek Property is in the exploration stage only. We may or may not acquire additional interests in other mineral properties and we do not have plans to acquire rights in any specific other mineral properties as of the date of this report. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. So, any profitability in the future from our business will be dependent upon locating and exploiting uranium on the Pine Tree-Reno Creek Property or mineral deposits on any additional properties that we may acquire. It is uncertain whether any mineral properties that we may acquire or have an interest in, including the Pine Tree-Reno Creek Property will contain commercially exploitable mineral deposits and any funds that we spend on exploration likely will be lost. We may never discover commercially exploitable uranium in the Pine Tree-Reno Creek Property or any other area, or we may do so and still not be commercially successful if we are unable to exploit those mineral deposits profitably. We may not be able to operate profitably and may have to cease operations, the price of our securities may decline and investors may lose all of their investment in our company.

8.           As we face intense competition in the uranium exploration and exploitation industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees. If we are unable to successfully compete for properties, financing or for qualified employees, or if our competitors are able to locate and produce minerals at lower costs, our operations will suffer.

Our competition in this area includes large established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies in the region for the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for properties, financing or for qualified employees, or if our competitors are able to locate and produce minerals at lower costs, our operations will suffer.

9.           We have a history of losses and have a deficit, which raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our inception and we will continue to incur operating expenses without revenues until we are in commercial deployment. Our net loss from March 23, 2005 (Inception) to November 30, 2007 was $1,665,880. We had cash and cash equivalents in the amount of $4,625,878 as of November 30, 2007, which is not expected to meet our planned cash requirements for the ensuing year. We have no income from operations. We estimate our average monthly operating expenses to be approximately $305,000 each month. We cannot provide assurances that we will be able to successfully explore and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements, dated April 4, 2007. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

10.         Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or will generate positive cash flow in the future. We will require additional financing in order to proceed beyond the first few months of our exploration program. We will also require additional financing for the fees we must pay to maintain our status in relation to the rights to our properties and to pay the fees and expenses necessary to become and operate as a public company.

We will also need more funds if the costs of the exploration of our uranium claims are greater than we have anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues. We will also need further financing if we decide to obtain additional mineral properties. We currently do not have any arrangements for further financing and we may not be able to obtain financing when required. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

11.          Because we may never earn revenues from our operations, our business may fail.

Prior to the completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our exploration for minerals, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

12.          We have a limited operating history and if we are not successful in operating our business, then investors may lose all of their investment in our company.

Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of uranium on the Pine Tree-Reno Creek Property. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

13.          There is no assurance that any of our mineral resources will ever be classified as reserves under the disclosure standards of the Securities and Exchange Commission.

This prospectus discusses our mineral resources in the section entitled “Description of Business,” using terms such as “measured mineral resource”, indicated mineral resource” and “inferred mineral resource.” However, potential and actual investors are cautioned that the SEC does not recognize these resource classifications. There is no assurance that any of our mineral resources will ever be converted into reserves under the disclosure standards of the SEC. Further, “‘inferred resources” have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Potential and actual Investors are cautioned not to assume that part or all of an “inferred resource” exists, or is economically or legally mineable.

14.          Because Hamish Malkin, our Chief Financial Officer and a director of our company, is employed elsewhere, his time and efforts will not be devoted to our company full-time.

Hamish Malkin, our Chief Financial Officer and a director of our company is not devoted to our company on a full time basis. As a result, he manages our company on a part-time basis. He spends approximately 10 to 20 hours per week managing our company. Because of this fact, the management of our company may suffer and our company could under-perform or fail.

RISKS ASSOCIATED WITH OUR COMMON STOCK

15.          Sales of a substantial number of shares of our common stock into the public market by the selling shareholders may cause a reduction in the price of our stock and purchasers who acquire shares from the selling shareholders may lose some or all of their investment.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the price of our common stock. After this registration statement is declared effective, the selling shareholders may resell up to 26% of the issued and outstanding shares of our common stock, which is 28% of our issued and outstanding shares that are not held by our directors, officers or control persons.

At that time, a substantial number of our shares of common stock which have been issued may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in the price of our common stock, purchasers who acquire shares from the selling shareholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling shareholders sell the shares of our common stock could encourage short sales by the selling shareholders or others. Any such short sales could place further downward pressure on the price of our common stock.

16.          We do not intend to pay dividends on any investment in the shares of stock of our company.

We have never paid any cash dividends and currently do not intend to ever pay any cash dividends. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

17.          Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority (FINRA). Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

18.          Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a shareholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

          Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. , which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Forward looking statements in this prospectus and registration statement include that there is excellent potential for discovery of additional uranium mineralization on the Reno Creek Property, especially to the east of the main deposits, that the Reno Creek Property is considered a viable target for in-situ recovery of the uranium ore, that the Reno Creek data obtained last year is expected to enable the Joint Venture to expedite regulatory permitting requirements and advance the project's production timeline, that permitting activities are now underway, that work scheduled for 2008 includes the installation of groundwater monitor wells to obtain necessary geologic and hydrologic information, reserve analysis of the mineralized fronts, preliminary well field design, and engineering designs of a centralized and/or satellite in-situ recovery facility.

Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” beginning on page 6 of this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus and in our fiscal 2007 Form 10-K under the heading “Risk Factors.” All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the Risk Factors. Some of the factors that we believe could affect our results include the misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

In this prospectus, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to "common shares" refer to the common shares in our capital stock.

As used in this prospectus, the terms "we", "us", "our", and "American Uranium" mean American Uranium Corporation, unless the context clearly requires otherwise.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common shares being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the common shares, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit to which reference is hereby made. We file reports and other information with the SEC. The registration statement, historical information about our company and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

THE OFFERING

This prospectus relates to the resale by the selling shareholders of up to 12,692,743 shares of our common stock in connection with the resale of:

  Up to 8,461,829 shares of our common stock that were issued to the selling shareholders in private placements on December 20, 2007 and September 4, 2007; and,

  Up to 4,230,914 shares of our common stock that are issuable to the selling shareholders upon the exercise of 8,461,829 half common share purchase warrants issued by us on December 20, 2007 and September 4, 2007. One whole common share purchase warrant may be exercised to acquire one additional common share at an exercise price of $1.25 per share until the expiry date, August 23, 2009.

The selling shareholders may sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We may, however, receive up to $5,288,642.50 in proceeds from the exercise of the common share purchase warrants.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling shareholders and we will not receive any proceeds from the resale of the common stock by the selling shareholders. We will, however, incur all costs associated with this registration statement and prospectus.

Assuming that all of the warrants for which the underlying shares of our common stock that are covered by this prospectus are exercised, we will receive cash proceeds in the amount of approximately $5,288,642.50 from the exercise of the 8,461,829 warrants. We will use these proceeds for our general working capital purposes and to further explore our mineral properties.

The common share purchase warrants are exercisable at an exercise price of $1.25 until the expiry date on August 23, 2009.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business. Our future dividend policy will be determined from time to time by our Board of Directors.

Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

SELLING SHAREHOLDERS

The selling shareholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the selling shareholders may offer all or only some portion of the 12,692,743 shares of common stock to be registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholders upon termination of the offering. We can only make estimates and assumptions. The table found below sets forth certain information regarding the beneficial ownership of shares of common stock by the selling shareholders as of March 17, 2008 and the number of shares of common stock covered by this prospectus. The number of shares listed in the category entitled “Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding” represent an estimate of the number of shares of common stock that will be held by the selling shareholders after the offering. To arrive at this estimate, we have assumed that the selling shareholders will sell all of the shares to be registered pursuant to this offering.

None of the selling shareholders had or have any material or contractual relationship with our company or any of its affiliates within the past three years, other than the private placement purchase through which they purchased their shares and warrants. None of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Shareholder and Position, Office or Material Relationship with American Uranium*	Common Shares owned by the Selling Shareholder (1)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(2)
			# of Shares(3)	% of Class(3)
Belltown Capital Partners LLP(41)	150,000(4)	150,000	0	0
Philip Howard	37,500(5)	37,500	0	0
Haywood Securities Inc. ITF HBS Financial Planning(6)	37,500(5)	37,500	0	0
Robert Gaskin	37,500(5)	37,500	0	0
I. Fleming	37,500(5)	37,500	0	0
R.J. Kenworthy	37,500(5)	37,500	0	0
C. Braithwaite	37,500(5)	37,500	0	0
L. Cornthwaite	37,500(5)	37,500	0	0
M.J. Kenyon	75,000(7)	75,000	0	0
Andrew Stevenson	37,500(5)	37,500	0	0
P. Thomson	37,500(5)	37,500	0	0
Falstaff Holdings Ltd.(9)	150,000(4)	150,000	0	0
William Lowe	300,000(10)	300,000	0	0
Blur Investments Ltd. (42)	100,500(11)	100,500	0	0
Brian D. Hicks	75,000(7)	75,000	0	0

Name of Selling Shareholder and Position, Office or Material Relationship with American Uranium*	Common Shares owned by the Selling Shareholder (1)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(2)
			# of Shares(3)	% of Class(3)
Rick Langer	150,000(4)	150,000	0	0
Brian Cole	30,000(12)	30,000	0	0
Chad Renshaw	30,000(12)	30,000	0	0
Bide Dheenshaw	22,500(13)	22,500	0	0
Thomas W. Monkman	30,000(12)	30,000	0	0
Vasilios John Kerasiotis	30,000(12)	30,000	0	0
Pushpinder Randhawa	24,000(14)	24,000	0	0
Ryan Lamont	30,000(12)	30,000	0	0
David Doherty	75,000(7)	75,000	0	0
Carson Seabolt	60,000(15)	60,000	0	0
Jasvir Kaloti	15,000(16)	15,000	0	0
Kyle Stevenson	75,000(7)	75,000	0	0
Francis Peet	45,000(17)	45,000	0	0
Erin Norman	150,000(4)	150,000	0	0
Robert Quartermain	75,000(7)	75,000	0	0
Robert Bishop	150,000(4)	150,000	0	0
Sherman Dahl	150,000(4)	150,000	0	0
Judith Halvorson	37,500(5)	37,500	0	0
Michael H. Halvorson	150,000(4)	150,000	0	0
Stanley Case	112,500(25)	112,500	0	0
Michael E. Shewchuk Prof. Corp.(43)	75,000(7)	75,000	0	0
Maureen F. Latter	75,000(7)	75,000	0	0
Paroda Investments Ltd.(44)	75,000(7)	75,000	0	0
R.C. Bruntjen Professional Corp.(45)	75,000(7)	75,000	0	0
Ivan Matousek	30,000(12)	30,000	0	0
Yulia Nesterchuk	150,000(4)	150,000	0	0
Protskiv Dzvenyslava	150,000(4)	150,000	0	0
Garry Lothar Reichert	30,000(12)	30,000	0	0
Michael Baybak	1,200,000(26)	1,200,000	0	0
George Duggan	99,999(27)	99,999	0	0
Gyratron Developments Ltd.(46)	15,000(16)	15,000	0	0
Ron French Films Inc.(47)	99,999(27)	99,999	0	0
Bernie Penner	37,500(5)	37,500	0	0
Graham Harris	150,000(4)	150,000	0	0
Paul H. Benson	37,500(5)	37,500	0	0
Gary Thiessen	15,000(16)	15,000	0	0
Sam T. Reimer	30,000(12)	30,000	0	0
Brad Malcolm	27,000(28)	27,000	0	0
William Marsh	22,500(13)	22,500	0	0
L.M.E. Holding Company Ltd.(48)	99,996(29)	99,996	0	0
Leora A. Splett	15,000(16)	15,000	0	0
Charles Supapodok(38)	169,500(30)	169,500	0	0
Yoshimi Horie	19,999(31)	19,999	0	0
Thomas E. Oppenheim	150,000(4)	150,000	0	0
Charles Supapodok, Sr.(69)	97,500(32)	97,500	0	0
Mark Bloom	600,000(33)	600,000	0	0
Trevor Archard	70,500(34)	70,500	0	0
William Douglas Goodfellow	1,500,000(35)	1,500,000	0	0
Ralph W. Kettell, II	300,000(10)	300,000	0	0
321Gold, Ltd.	150,000(4)	150,000	0	0

Name of Selling Shareholder and Position, Office or Material Relationship with American Uranium*	Common Shares owned by the Selling Shareholder (1)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(2)
			# of Shares(3)	% of Class(3)
Munday-Maxwell & Gaylene Association(49)	450,000(36)	450,000	0	0
Greg McCoach	48,750(24)	48,750	0	0
Gibralt Capital Corporation(50)	375,000(37)	375,000	0	0
David Greenway	45,000(17)	45,000	0	0
William Matlack	150,000(4)	150,000	0	0
Robert Gallagher	37,500(5)	37,500	0	0
Black Cordyline Pty. Ltd.(51)	15,000(16)	15,000	0	0
Billy Ho	15,000(16)	15,000	0	0
Dominic Goh	15,000(16)	15,000	0	0
Ronald James McElligott	30,000(12)	30,000	0	0
John Percival & Josephine Gregan	180,000(4)(39)	180,000	0	0
R. G. Brown	37,500(5)	37,500	0	0
Derick R.J. Wightman	37,500(5)	37,500	0	0
Valerie Hardacre	37,500(5)	37,500	0	0
Eric A. Thurston	37,500(5)	37,500	0	0
Adele Rawcliffe Coles	37,500(5)	37,500	0	0
Roger Lawrence Pilkington	37,500(5)	37,500	0	0
Gillian Lesley Ainsworth	37,500(5)	37,500	0	0
Leonard Rawcliffe	37,500(5)	37,500	0	0
James Lawrence Hunt	37,500(5)	37,500	0	0
J.A. Charland	30,000(12)	30,000	0	0
William J. McCluskey	225,000(21)	225,000	0	0
Trustees of Blackpool Trim Shops Retirement & Death Benefit Scheme(52)	37,500(5)	37,500	0	0
Stephen K. Butterfield	37,500(5)	37,500	0	0
Martin Beverley Brown	37,500(5)	37,500	0	0
Mark H. Hamilton	37,500(5)	37,500	0	0
P.S. Holgate	37,500(5)	37,500	0	0
R. Heath	37,500(5)	37,500	0	0
Ian Cooper(67)	37,500(5)	37,500	0	0
Duncan Clement Brand	15,000(16)	15,000	0	0
Allan James Hubbard	15,000(16)	15,000	0	0
Linda Benson	15,000(16)	15,000	0	0
Eugene Chen	15,000(16)	15,000	0	0
Traci Benson-Migliarese	37,500(5)	37,500	0	0
Jay Quan	22,500(13)	22,500	0	0
Stephen M. Potts	15,000(16)	15,000	0	0
1088295 Alberta Ltd.(53)	19,500(19)	19,500	0	0
Pratima Pandit	60,000(15)	60,000	0	0
David Berg	45,000(17)	45,000	0	0
Arun Abbi	30,000(12)	30,000	0	0
Kenneth Bagan	30,000(12)	30,000	0	0
Michael Kelly	30,000(12)	30,000	0	0
Laura Mattucci	15,000(16)	15,000	0	0
Michael Johnson	22,500(13)	22,500	0	0
927051 Alberta Ltd.(54)	30,000(12)	30,000	0	0
954866 Alberta Inc.(55)	15,000(16)	15,000	0	0
Matthew Lombardi	15,000(16)	15,000	0	0
Monika Meshkati	30,000(12)	30,000	0	0
Daniel Migliarese	10,500(20)	10,500	0	0

Name of Selling Shareholder and Position, Office or Material Relationship with American Uranium*	Common Shares owned by the Selling Shareholder (1)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(2)
			# of Shares(3)	% of Class(3)
Len Wong	22,500(13)	22,500	0	0
Wayne Wong	45,000(17)	45,000	0	0
Bank of Ireland SIPP – T.L. Pilkington A.J. Bell (PP) Trustees Ltd. (56)	37,500(5)	37,500	0	0
Thomas Tuggle	15,000(16)	15,000	0	0
James Vance	37,500(5)	37,500	0	0
Jean Williams	30,000(12)	30,000	0	0
Datmix Investments Ltd.(57)	60,000(15)	60,000	0	0
Dragon Equities Ltd.(58)	75,000(7)	75,000	0	0
Argentaurus Capital Ltd.(59)	150,000(4)	150,000	0	0
Platoro Investments Ltd.(60)	60,000(15)	60,000	0	0
Andrew Williams	75,000(7)	75,000	0	0
Millerd Holdings Ltd.	225,000(21)	225,000	0	0
Laurence Guichon	75,000(7)	75,000	0	0
Terry Evancio	75,000(7)	75,000	0	0
John Day	30,000(12)	30,000	0	0
Timothy Turyk	30,000(12)	30,000	0	0
Trafalgar 1805 Ltd.(61)	37,500(5)	37,500	0	0
Warwick Smith	15,000(16)	15,000	0	0
Laura Staude	7,500(22)	7,500	0	0
0707677 BC Ltd.(62)(40)	37,500(5)	37,500	0	0
David Phipps	15,000(16)	15,000	0	0
Remap Management Ltd.(63)	37,500(5)	37,500	0	0
Chris De Groot(40)	37,500(5)	37,500	0	0
Bernie De Groot (68)	37,500(5)	37,500	0	0
Aeneas Mackay Millennium Trust(64)	22,500(13)	22,500	0	0
Matthew Clarke	22,500(13)	22,500	0	0
Green Belt Estates Ltd.(65)	37,500(5)	37,500	0	0
Ed McKim	37,500(5)	37,500	0	0
William McNaughton	37,500(5)	37,500	0	0
Giles Clarke	37,500(5)	37,500	0	0
Nancy Girling	37,500(5)	37,500	0	0
Batell Investments Ltd.(66)	37,500(5)	37,500	0	0
David Elliott	75,000(7)	75,000	0	0
David Shepherd	75,000(7)	75,000	0	0
Craig Steinke	18,750(23)	18,750	0	0
Dana Prince	37,500(5)	37,500	0	0
Alexander Wurm	48,750(24)	48,750	0	0
Total	12,692,743	12,692,743	0	0

*Includes any material relationship which the selling shareholder has had within the past three years with the registrant or any of its predecessors or affiliates

(1)          Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.

(2)          Based on 46,207,625 shares outstanding as of March 17, 2008.

(3)          To arrive at these estimates, we have assumed that the selling shareholders will sell all of the shares to be registered pursuant to this offering.

(4)          Consists of 100,000 common shares and 50,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009 held in the names of John Percival and Josephine Gregan, 10,000 common shares and 5,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009 held in the name of Erica Gregan and 10,000 common shares and 5,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009 held in the name of John Patrick Gregan.

(5)          Consists of 25,000 common shares and 12,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(6)          Roger Hardaker exercises the sole right to vote or dispose of the shares to be offered by Haywood Securities Inc. ITF HBS Financial Planning.

(7)          Consists of 50,000 common shares and 25,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(8)          Consists of 100,000 common shares and 50,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(9)          David Fraser exercises the sole right to vote or dispose of the shares to be offered by Falstaff Holdings Ltd.

(10)          Consists of 200,000 common shares and 100,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(11)          Consists of 67,000 common shares and 33,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(12)          Consists of 20,000 common shares and 10,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(13)          Consists of 15,000 common shares and 7,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(14)          Consists of 16,000 common shares and 8,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(15)          Consists of 40,000 common shares and 20,000whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(16)          Consists of 10,000 common shares and 5,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(17)          Consists of 30,000 common shares and 15,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(19)          Consists of 13,000 common shares and 13,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(20)          Consists of 7,000 common shares and 3,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(21)          Consists of 150,000 common shares and 75,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(22)          Consists of 5,000 common shares and 2,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(23)          Consists of 12,500 common shares and 6,250 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(24)          Consists of 32,500 common shares and 16,250 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(25)          Consists of 75,000 common shares and 37,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(26)          Consists of 800,000 common shares and 400,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(27)          Consists of 66,666 common shares and 33,333 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(28)          Consists of 18,000 common shares and 9,000whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(29)          Consists of 66,664 common shares and 33,332 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(30)          Consists of 113,000 common shares and 56,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(31)          Consists of 13,333 common shares and 66,666 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(32)          Consists of 65,000 common shares and 32,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(33)          Consists of 400,000 common shares and 200,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(34)          Consists of 47,000 common shares and 23,500 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(35)          Consists of 1,000,000 common shares and 500,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(36)          Consists of 300,000 common shares and 150,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(37)          Consists of 250,000 common shares and 125,000 whole common share purchase warrants with an exercise price of $1.25 per whole common share and an expiry date of August 23, 2009.

(38)          Charles Supapodok exercises the sole right to vote or dispose of the shares..

(39)          John Percival exercises the sole right to vote or dispose of the shares held by Erica Gregan, his daughter, Josephine Gregan, his wife and John Patrick Gregan, his son.

(40)          Chris De Groot exercises the sole right to vote or dispose of the shares.

(41)          Bill Tarangelo exercises the sole right to vote or dispose of the shares to be offered by Belltown Capital Partners LLP.

(42)          Murray Atkins exercises the sole right to vote or dispose of the shares to be offered by Blur Investments Ltd.

(43)          Michael E. Shewchuk exercises the sole right to vote or dispose of the shares to be offered by Michael E. Shewchuk Prof. Corp.

(44)          Joe R. Fenrich exercises the sole right to vote or dispose of the shares to be offered by Paroda Investments Ltd.

(45)          Roger C. Bruntjen exercises the sole right to vote or dispose of the shares to be offered by R.C. Bruntjen Professional Corp.

(46)          Mir Huculak exercises the sole right to vote or dispose of the shares to be offered by Gyratron Developments Ltd.

(47)          Ron French exercises the sole right to vote or dispose of the shares to be offered by Ron French Films Inc.

(48)          Linda Edftrom exercises the sole right to vote or dispose of the shares to be offered by L.M.E. Holding Company Ltd.

(49)          Maxwell Munday exercises the sole right to vote or dispose of the shares to be offered by Munday-Maxwell & Gaylene Association. Maxwell Mundaydisclaims beneficial ownership of the shares.

(50)          Samuel Belzberg exercises the sole right to vote or dispose of the shares to be offered by Gibralt Capital Corporation.

(51)          Robert Mrozowskiexercises the sole right to vote or dispose of the shares to be offered by Black Cordyline Pty. Ltd.

(52)          Robert Taylor exercises the sole right to vote or dispose of the shares to be offered by Trustees of Blackpool Trim Shops Retirement & Death Benefit Scheme.

(53)          Jeff & Cindy Mead exercises the sole right to vote or dispose of the shares to be offered by 1088295 Alberta Ltd.

(54)          Neil Devchand exercises the sole right to vote or dispose of the shares to be offered by 927051 Alberta Ltd.

(55)          William Scott Harkness exercises the sole right to vote or dispose of the shares to be offered by 954866 Alberta Inc.

(56)          T.L. Pilkington and A.J. Bell exercises the shared right to vote or dispose of the shares to be offered by Bank of Ireland SIPP – T.L. Pilkington A.J. Bell (PP) Trustees Ltd.

(57)          Margrith Burer & Wohlwend Patrick exercise the shared right to vote or dispose of the shares to be offered by Datmix Investments Ltd.

(58)          Anthony J. Williams exercises the sole right to vote or dispose of the shares to be offered by Dragon Equities Ltd.

(59)          Paul Hickey, Jordan Eliseo and Benjamin Lee exercise the shared right to vote or dispose of the shares to be offered by Argentaurus Capital Ltd.

(60)          Jordan Eliseo and Benjamin Lee exercise the shared right to vote or dispose of the shares to be offered by Platoro Investments Ltd.

(61)          John Henry Clarke exercises the sole right to vote or dispose of the shares to be offered by Trafalgar 1805 Ltd.

(62)          Marcel De Groot exercises the sole right to vote or dispose of the shares to be offered by 0707677 BC Ltd.

(63)          Robert Saunders exercises the sole right to vote or dispose of the shares to be offered by Remap Management Ltd.

(64)          Aeneas S. Mackay exercises the sole right to vote or dispose of the shares to be offered by Aeneas Mackay Millennium Trust.

(65)          Douglas Dean Rochon exercises the sole right to vote or dispose of the shares to be offered by Green Belt Estates Ltd.

(66)          David Elliot exercises the sole right to vote or dispose of the shares to be offered by Batell Investments Ltd.

(67)          Ian Cooper is not related to our director Donald Cooper. Ian Cooper exercises the sole right to vote or dispose of his shares.

(68)          Bernie De Groot exercises the sole right to vote or dispose of the shares.

(69)          Charles Supapodok, Sr. exercises the sole right to vote or dispose of the shares.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling shareholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);

(g)	at the market to or through market makers or into an existing market for the shares;

(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

(i)	a combination of any aforementioned methods of sale; and,

(j)	any other method permitted pursuant to applicable law.

In the event of the transfer by any selling shareholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling shareholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholders if such broker-dealer is unable to sell the shares on behalf of the selling shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Any sales of shares may be effected through the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market price prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. From time to time, the selling shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling shareholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling shareholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling shareholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholders, the purchasers participating in such transaction, or both.

We have agreed to indemnify certain selling shareholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments to which such selling shareholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

DESCRIPTION OF SECURITIES

Common Stock: We are authorized to issue 5,000,000,000 shares of common stock with a par value of $0.00001 per share. As at March 17, 2008 we had 46,207,625 shares of common stock outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of Incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Preferred Stock: We are not authorized to issue preferred stock. As at March 17, 2008, there were no shares of preferred stock outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of American Uranium included in this registration statement have been audited by Telford Sadovnik P.L.L.C., to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of 800 – 885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

TRANSFER AGENT AND REGISTRAR

The name of our transfer agent and registrar of our common stock is Pacific Stock Transfer Company. Their address is 500 E. Warm Springs Road, Suite 240, Las Vegas NV 89119. Their telephone number is (702) 361-3033.

INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

We are an exploration stage company engaged in the acquisition and exploration of mineral resource properties. We were incorporated in the State of Nevada on March 23, 2005 (Inception) under the name “Alpine Resources Corporation” with an authorized capital of 100,000,000 shares of common stock with a par value of $0.00001. On April 10, 2007, we changed our name to “American Uranium Corporation.” We effected this name change by merging with our wholly owned subsidiary, named “American Uranium Corporation”, a Nevada corporation that we formed specifically for this purpose. We changed the name of our company to better reflect the direction and business of our company. We now have no subsidiaries.

On March 23, 2005 we acquired a 100% interest in one-24 unit mineral claims in the Nanaimo Mining Division, British Columbia, Canada, in consideration for $1,750. The claims on that property are registered in the name of the former President of our Company, who has executed a trust agreement whereby the former President agrees to hold the claims in trust on our behalf. We do not intend to explore this property in the foreseeable future.

Effective August 20, 2007, the Company entered into an agreement with Strathmore Resources (US) Ltd. (“Strathmore”) for an option to earn-up to a 60% interest in the Pine Tree-Reno Creek Property located in Campbell County, Wyoming.

Effective December 31, 2007, we entered into an amendment to our option and joint venture agreement with Strathmore Resources (US) Ltd. (“Strathmore”) through which we have the option to earn-in a 60% interest in Strathmore’s Pine Tree-Reno Creek Property located in Campbell County, Wyoming.

Under the terms of the agreement, Strathmore had a right to retain or earn back an 11% interest in the properties. In January 2008, the original agreement was amended to remove Strathmore’s right to retain or earn back the 11% interest in the properties.

Under the terms of the agreement, as amended, the Company will:

•	Issue 6,000,000 shares of common stock to Strathmore (issued);

•
Reimburse Strathmore 100% of the expenditures incurred by Strathmore for the property, up to a maximum of $300,000 (paid), plus any funds spent by Strathmore to acquire additional uranium leases (which will then form part of the property); and

•	Incur a total of $33,000,000 in expenditures on the property over a six year period, of which $1,500,000 must be incurred in the first year.

The Company will have earned a 22.5% interest once $12,375,000 of the required expenditures has been incurred (subsequently amended to ). The remaining 37.5% interest will be earned upon incurring the balance of $28,000,000 in required expenditures (subsequently amended to $20,625,000). The subsequent amendment in January, 2008 resulted in the deletion of Strathmore’s right to earn back an 11% interest in the property for $14,000,000 within 90 days of the delivery of a feasibility report. Strathmore will be the operator until the Company earns a 60% interest in the property.

Our principal executive offices are located at 1201 – 1166 Alberni Street, Vancouver, BC, Canada V6E 3Z3. Our telephone number is 604-685-6153. The name of our transfer agent and registrar of our common stock is Pacific Stock Transfer Company. Their address is 500 E. Warm Springs Road, Suite 240, Las Vegas NV 89119. Their telephone number is (702) 361-3033.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report, dated April 4, 2007, on our audited financial statements for the period ended February 28, 2007 our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

On April 10, 2007, we completed a 50:1 forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized share capital increased from 100,000,000 shares of common stock to 5,000,000,000 shares of common stock with no change in par value. Our issued and outstanding share capital increased from 5,529,750 shares of common stock to 276,487,500 shares of common stock.

Maps of the Pine Tree-Reno Creek Property are included below under the section entitled “Location and Description of the Property”. There is no assurance that any commercially viable uranium or any other type of mineral deposits exist on the any of our properties. We purchased the Pine Tree-Reno Creek Property at a mineral claim costs of $8,160,000.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. In 2008, we will commence the initial phase of exploration on our property. Once we complete each phase of exploration, we will make a decision as to whether or not we proceed with each successive phase based upon the analysis of the results of that program. Our board of directors will make these decisions based upon the recommendations of the independent geologist who oversees the program and records the results.

Our plan of operation is to carry out the agreement that we entered into, effective August 20, 2007, with Strathmore Resources (US) Ltd. That agreement provides for an option for our company to earn-up to a 60% interest in the Pine Tree-Reno Creek Property located in Campbell County, Wyoming.

Our plan of operations over the next 12 months involves carrying out the terms of the joint venture agreement with Strathmore Resources (US) Ltd. We intend to acquire, integrate and analyze existing drill data for the joint venture property and add fill-in properties to the joint venture lands in order to increase our resource base.

Then, we anticipate implementing a program of exploration in May 2008. The program will involve data analysis, test well drilling and monitoring, environmental studies and permitting work.

Planned work for 2008 includes:

  Obtain permit to drill hydrologic test wells from Wyoming’s State Engineer’s Office and State Department of Environmental Quality, Land Quality Division;

  Begin environmental and related work need for State and Federal permits/licenses; and,

  Acquire additional property.

Under the terms of the agreement with Strathmore Resources (US) Ltd., we have issued 6,000,000 shares of common stock to Strathmore, as the first part of our obligations under the agreement.

Under the terms of the agreement with Strathmore Resources (US) Ltd., we have agreed to reimburse Strathmore 100% of its expenditures incurred for the property, up to a maximum of $300,000, plus any funds spent by Strathmore to acquire additional uranium leases, which will then form part of the property; and, incur a total of $33,000,000 in expenditures on the property over a six year period, of which $1,500,000 must be incurred in the first year.

The agreement provides that we will earn a 22.5% interest in the Pine Tree-Reno Creek Property once we have incurred $12,375,000 of the required $33,000,000 expenditures. The remaining 37.5% interest will be earned upon incurring the balance of $28,000,000 in required expenditures. Strathmore will be the operator until the Company earns the 60% interest in the property.

Over the next twelve months we intend to continue to integrate and analyze existing drill data Geologic Data related to our Reno Creek prospect that we acquired on October 10, 2007 through a Purchase Agreement with Power Resources, Inc. in exchange for consideration of $950,000.

Even if we complete all of the steps under the agreement and we are successful in finding economically recoverable uranium, we may not be able to pay our expenses or achieve profitable operations.

The Pine Tree-Reno Creek Property is comprised of 123 unpatented mining claims. Many of the claims on the property are on split-title lands. This means that the surface of the land is owned by private landowners and the underlying minerals are owned by the federal government and administered by the U.S. Department of Interior’s Bureau of Land Management (BLM). The remainder of the property is comprised of claims held through state and private leases.

A list with further details of our claims is attached as an exhibit to the registration statement to which this prospectus forms a part.

Location and Description of the Pine Tree-Reno Creek Property

The Pine Tree-Reno Creek Property is located in Wyoming's Powder River basin in the Pumpkin Buttes District. The region of the Pine Tree-Reno Creek Property has been designated by the U.S. Department of Agriculture as part of the Northern Rolling High Plains of the Western Great Plains Range and Irrigated Region. The property is generally covered by sagebrush and grasslands with scattered intermittent drainages. The drainages sometimes produce steep channel walls.

Land use in the Reno Creek vicinity is dominated by cattle and sheep ranching. Crops are limited to hay and forage. Oil and gas exploration and coal and coal-bed methane extraction occurs in the area and there is significant infrastructure in place that may be of assistance to the exploration of the Pine Tree-Reno Creek uranium property.

Climate

The Pine Tree-Reno Creek uranium property’s climate is semi-arid and receives an annual precipitation of approximately 12-15 inches, the most falling in the form of late autumnal to early spring snows. The summer months are usually hot, dry and clear except for infrequent heavy rains. Because of the dry climate, all streams in the area are intermittent, with no perennial streams near the prospect. The annual mean temperature is 58.3°F; with the January mean being 24.8°F and the July mean of 70.5°F. Temperature extremes range from -30°F to over 100°F.

Access to Property

The Pine Tree-Reno Creek Property is accessible via paved or dirt roads.

The Property is located approximately 80 highway miles northeast of Casper, Wyoming 40 miles south of Gillette, Wyoming and 9 highway miles west of Wright, Wyoming. Access to the project area is very good, with Wyoming Highway 387 passing through the Property boundary. Well-maintained, graveled county and gas-oil field roads in conjunction with ranchers’ two-track trails provide good access for drilling locations.

Exploration History

The Pine Tree-Reno Creek area has been extensively explored since the 1950's. During the 1980's and 1990’s, Rocky Mountain Energy Corp., Energy Fuels Inc. and International Uranium Corp. (Denison) carried out In-Situ Recovery testing on the Pine Tree and Reno Creek properties.

During the late 1990’s, International Uranium Corp nearly completed all required State and Federal permitting of the Reno Creek In-Situ Recovery mine and processing facility, including US Nuclear Regulatory Commission license. The property was subsequently held by Rio Algom and Power Resources, which abandoned it in 2003. Strathmore Minerals Corp. obtained Reno Creek in 2004 and we formed our joint venture with them in 2007.

Figure 4-2 Reno Creek Property: Claim Location Map from Technical Report on the
Reno Creek Uranium Property, Campbell County, Wyoming

Figure 5-1 State of Wyoming: Physiography

Mineralization of the Reno Creek Property

The Pine Tree-Reno Creek Property is comprised of two sections: (1) the Pine Tree Property and (2) the Reno Creek Property.

The host for known mineralization at the Pine Tree-Reno Creek Property is sandstone, known as the lower “Wasatch Formation” of Eocene age. The Wasatch Formation is a fluvial sedimentary sequence that was deposited during a period of wet, subtropical climatic conditions. The major source of the sands was from highlands to the south and southwest that were uplifted by the shifting of tectonic plates and the formation of mountains. Sediments were deposited by meandering streams which deposited channel and point bar sediments that fine upwards through the sequence.

In addition to the medium grained sands, there are smaller amounts of clay and siltstones, carbonaceous shale and thin coal seams. The Wasatch Formation at Reno Creek lies nearly horizontal, dipping less than ½° to the northwest.

Sands hosting the uranium mineralization are commonly trough crossbedded, graded sequences fining upward from very coarse at the base to fine grained at the top, representing sedimentary cycles from five to twenty feet thick. Stacking of depositional cycles resulted in sand bodies up to 200 feet thick.

Alteration of host sandstones in the Pine Tree-Reno Creek area was produced by the down-gradient movement of oxidizing, uranium bearing groundwater solutions. Uranium mineralization was precipitated by the reducing action of pyrite and carbonaceous materials in the gray, reduced sands. The host sandstones, where altered, exhibit hematitic (pink, light red, brownish-red, orange-red) and limonitic (yellow, yellowish-orange, yellowish-brown, reddish-orange) alteration colors which are easily distinguished from the unaltered medium-bluish gray sands. Feldspar alteration, which gives a “bleached” appearance to the sands from the chemical alteration of feldspars into clay minerals, is also present. Limonitic alteration dominates near the “nose” of the roll fronts. The thickest barren portions of the altered sands are usually brownish-red in color. The uranium mineralization is contained in typical Wyoming roll-front deposits that are highly sinuous in map view. The uranium deposits generally do not exceed 30 feet in thickness at the mineralized “nose” area.

Carbon trash is occasionally present in both the altered and reduced sands. In general, the unaltered sands have a greater percentage of organic carbon (~0.2%) than the altered sands (0.13%) in selected cores (historical data) analyzed. Carbon in unaltered sands is shiny; while it is dull and flaky in the altered sands.

Our joint venture partner, Strathmore Resources, commissioned an independent Technical Report for the Reno Creek Property. The Technical Report covers only the Reno Creek (formerly West Reno) portion of the Pine Tree - Reno Creek Property, which comprises approximately 15% of the total Pine Tree - Reno Creek Property area. Historical resources for the remaining 85% of the property total approximately 9.7 million lbs U3O8.

The results of the Technical Report resource calculation are presented in the table below.

Measured & Indicated Mineral Resource:

Short Tons	Av Grade	lbs U3O8	Av Thickness (ft)	GT
5,677,929	0.065% U3O8	7,433,499	11.9	0.77

Inferred Mineral Resource:

Short Tons	Av Grade	lbs U3O8	Av Thickness (ft)	GT
2,633,800	0.065%	3,406,771	13.2	0.86

Mineral resources, as used in the Technical Report, are not economic "reserves". Resources were calculated by the perpendicular-bisector polygon method using bisectors one-half the distance between the nearest drill-hole locations. The resulting polygons were capped at a 100ft x 100ft (10,000ft2) area of influence for the Measured resource class, at a 200ft x 200ft (40,000 ft2) area of influence for the Indicated resource class, and at a 400ft x 400ft (160,000 ft2) area of influence for the Inferred resource class. Uranium content was previously calculated from gamma-ray logs for each hole by converting counts per second to % eU3O8 (equivalent). A tonnage factor of 16 cubic feet per ton was used for the host sandstone, and the minimum cutoff grade was 0.03% eU3O8. The resources were then calculated using a grade times thickness (GT) product of 0.3. The grade and GT parameters were selected because it is recognized that low grade, thick deposits can be successfully mined using the in-situ recovery method. Previous studies determined an average radiometric disequilibrium factor of 1.0. In the 1980's field pilot plant testing confirmed the deposit's in-situ recovery amenability and the ability to restore the aquifer to pre-mining conditions. In the 1990's Reno Creek was nearly fully permitted by the State of Wyoming, U.S. Environmental Protection Agency and the U.S. Nuclear Regulatory Commission for construction and operation, but the permitting effort was discontinued in 1999 following the collapse of the uranium market.

The Reno Creek technical report was prepared by Charles D. Snow, Certified Professional Geologist (CPG, Wyoming). Mr. Snow has over 40 years of uranium exploration and mine development experience (Utah International/Pathfinder) in the Gas Hills and Shirley Basin Uranium Districts, Wyoming, which are the two largest historical producing uranium districts in Wyoming. In addition, Mr. Snow was involved with and directed much of the world's first in-situ leach mining of uranium deposits in Shirley Basin in the early 1960s. A consent from Mr. Charles D. Snow is attached as an exhibit to the registration statements to which this prospectus forms a part.

In the Technical Report, Mr. Snow wrote:

In the author's opinion, there is excellent potential for discovery of additional uranium mineralization on the Reno Creek Property, especially to the east of the main deposits". In addition, "The Reno Creek Property is considered a viable target for in-situ recovery of the uranium ore. The ore is at depths of 170-450 feet, lying beneath the local water table within permeable sandstone and confined by bounding shale and mudstone.

The Reno Creek data obtained last year is expected to enable the Joint Venture to expedite regulatory permitting requirements and advance the project's production timeline. Permitting activities are now underway. Work scheduled for 2008 includes the installation of groundwater monitor wells to obtain necessary geologic and hydrologic information, reserve analysis of the mineralized fronts, preliminary well field design, and engineering designs of a centralized and/or satellite in-situ recovery facility.

The Technical Report for the Reno Creek Property can be viewed in its entirety on the SEDAR website www.sedar.com or on our website at www.americanuraniumcorp.com. Our website is not incorporated by reference or otherwise into this prospectus or registration statement.

The mineral resources referred to in the Technical Report do not have demonstrated economic viability.

Information Concerning Mineralization and Resources

U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. This prospectus uses the terms "indicated" and "inferred" “resources”. We advise potential investors that the SEC does not recognize those terms. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves.

Present Condition of the Property

The Pine Tree-Reno Creek Property is located on private lands and State Leases wherein the underlying minerals are respectively by the federal and state governments. The federal mineral rights are administered by the U.S. Department of Interior’s Bureau of Land Management. As part of the Stock Raising Homestead Act of 1916, lands that were not suitable for cultivation but were suitable for stock grazing were patented with the mineral rights retained by the government of the United States. This act allows for the locating of mining claims atop federal minerals on privately held lands. The lands on which the Pine Tree-Reno Creek claims lie were patented under the Stock Raising Homestead Act of 1916. Management believes that the proper notices have been filed and delivered and we intend to ensure that the status is maintained during our exploration program or longer, depending on the interests of our company.

The Pine Tree–Reno Creek Property currently has a mostly natural appearance in spite of on-going oil, gas and coal bed methane activities. There is little evidence of previous uranium exploration activity.

Work Conducted By American Uranium

No work has yet been conducted by American Uranium on the Pine Tree-Reno Creek Property. We plan to begin a program of exploration in the second calendar quarter of 2008.

Current State of Exploration

We have not yet begun our exploration program on the Pine Tree-Reno Creek Property. We have not determined whether any of the known uranium deposits on the Pine Tree-Reno Creek Property will be economically exploitable or whether additional uranium will be found.

American Uranium Proposed Program of Exploration

Our plan of operations over the next 12 months involves carrying out the terms of the joint venture agreement with Strathmore Resources (US) Ltd. We intend to acquire, integrate and analyze existing drill data for the joint venture property and add fill-in properties to the joint venture lands in order to increase our resource base.

Then, we anticipate implementing a program of exploration in May 2008. The program will involve data analysis, test well drilling and monitoring, environmental studies and permitting work.

Planned work for 2008 includes:

  Obtain permit to drill hydrologic test wells from Wyoming’s State Engineer’s Office and State Department of Environmental Quality, Land Quality Division;

  Begin environmental and related work need for State and Federal permits/licenses; and,

  Acquire additional property.

Under the terms of the agreement with Strathmore Resources (US) Ltd., we have issued 6,000,000 shares of common stock to Strathmore, as the first part of our obligations under the agreement.

Under the terms of the agreement with Strathmore Resources (US) Ltd., we have agreed to:

reimburse Strathmore 100% of its expenditures incurred for the property, up to a maximum of $300,000, plus any funds spent by Strathmore to acquire additional uranium leases, which will then form part of the property; and, incur a total of $33,000,000 in expenditures on the property over a six year period, of which $1,500,000 must be incurred in the first year.

The agreement provides that we will earn a 22.5% interest in the Pine Tree-Reno Creek Property once we have incurred $12,375,000 of the required $33,000,000 expenditures. The remaining 37.5% interest will be earned upon incurring the balance of $28,000,000 in required expenditures. Strathmore will be the operator until the Company earns the 60% interest in the property.

Over the next twelve months we intend to continue to integrate and analyze existing drill data Geologic Data related to our Reno Creek prospect that we acquired on October 10, 2007 through a Purchase Agreement with Power Resources, Inc. in exchange for consideration of $950,000.

Even if we complete all of the steps under the agreement and we are successful in finding economically recoverable uranium, we may not be able to pay our expenses or achieve profitable operations.

Holding costs of the unpatented lode mining claims include a claim maintenance fee of $125.00 per claim payable to the U.S. Department of Interior’s Bureau of Land Management on or before September 1 of each calendar year and those for recording an affidavit and Notice of Intent to hold with the Office of the Clerk, Campbell County Wyoming. County filing fees for documents is $8.00 for the first page and $3.00 per page thereafter, with up to 10 sections of land noted per document. The above Bureau of Land Management maintenance fees will be due again before September 1, 2008, and each year thereafter, the affidavit and Notice of Intent fees will be due again before December 31, 2008, and each year thereafter.

Property in British Columbia, Canada

We also hold a 100% interest in one, 24-unit mineral claim in the Nanaimo Mining Division, British Columbia, Canada. The claims are registered in the name of our former President, who has executed a trust agreement whereby he agrees to hold the claims in trust on our behalf. Management has determined that we will not conduct an exploration program on this property in the foreseeable future.

Competitors

The mining industry is intensely competitive. We compete with numerous individuals and companies, including many major mining companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for access to funds. There are other competitors that have operations in the area and the presence of these competitors could adversely affect our ability to compete for financing and obtain the service providers, staff or equipment necessary for the exploration and exploitation of the Pine Tree-Reno Creek Property.

Compliance with Government Regulation

We will secure all necessary permits for exploration and, if development is warranted on the Pine Tree-Reno Creek Property, we will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. If we ever abandon the Pine Tree-Reno Creek Property, we plan to seal or fill in all holes and pits that we have created. It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

DESCRIPTION OF PROPERTY

Our executive and head office is located at 1201 – 1166 Alberni Street, Vancouver, BC, Canada V6E 3Z3. We have an agreement for the use of this property, which is an agreement for services with CP Capital Group Ltd., which is attached as an exhibit to the registration statement of which this prospectus forms a part. Pursuant to the agreement, we pay CP Capital Group Ltd. US $5,000 per month for the provision of the office and related services. We do not feel that the space or arrangement will be suitable for the next twelve months. We intend to make some adjustments to the space and formalize and separate our lease agreement within the next six months.

The description of our mineral claims is under the section entitled “Description Of Business.”

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus and registration statement.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

We are an exploration stage company. We have commenced very limited operations and we currently have no business revenue. Our assets consist of cash and cash equivalents, prepaid expenses, nominal equipment and mineral property interests. There can be no assurance that we will generate revenues in the future or that we will be able to operate profitably in the future, if at all. We have incurred net losses in each fiscal year since inception of our operations. Our company has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings.

Current Status of Exploration Projects

American Uranium Corporation has announced an exploration program at its cornerstone Reno Creek deposit in Wyoming. Analysis of historical data (including 1,100 drill hole logs) acquired from Power Resources Inc. convinced American that no more exploration drilling will be needed at the Reno Creek deposit. We anticipate moving this property toward future operation as expeditiously as is feasible given the time required of the permitting process.

Anticipated Cash Requirements

We estimate that our total expenditures over the next twelve months will be approximately $3,649,000. Our plan of operations for the next twelve months is to complete the following objectives:

General and administrative and Accounting and Legal	$893,000
Investor relations	510,,000
Mineral property exploration costs	2,442,000
Interest income	(90,000)
TOTAL	$3,755,000

At January 31, 2008 we had cash resources of approximately $4,177,000. We believe that we may require additional funds to implement our growth strategy in exploration operations over the next twelve months ending January 31, 2009. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. If we need and are unable to obtain additional financing, we could be forced to scale down or cease operations and investors could lose their entire investment in our common stock. We may continue to be unprofitable.

Critical Accounting Policies

Going Concern

As shown in the accompanying financial statements, we have incurred a net loss of $1,665,880 for the period from March 23, 2005 (inception) to November 30, 2007, and have no revenues. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our natural resource properties. If we need additional financing, management has plans to seek additional capital through a private placement of our common stock. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

Exploration Stage Activities

We have been in the exploration stage since our formation and have not yet realized any revenues from our planned operations. We are an exploration stage company as defined in the SEC Industry Guide No. 7.

Results of Operations – Period ended February 28, 2007

The following summary of our results of operations should be read in conjunction with our audited financial statements for the year ended February 28, 2007 which are included herein.

Our operating results for the year ended February 28, 2007, for the period from our inception on March 23, 2005 through to February 28, 2007 and the changes between those periods for the respective items are summarized as follows:

	Year Ended February 28, 2007	Inception (March 23, 2005) to February 28, 2006	Change Between Period Ended February 28, 2007 and February 28, 2006
Legal and audit	$18,169	$13,000	$5,169
General and administrative	5,295	3,071	2,224
Management fees	6,000	5,500	500
Mineral property expenditures	7,000	1,750	5,250
Net loss	$36,464	$23,321	$13,143

Revenues

We have had no operating revenues since our inception on March 23, 2005 through to the period ended February 28, 2007. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative

The increase in our general and administrative expenses for the year ended February 28, 2007 was due to an increase in office rent.

Accounting and Legal

The increase in Accounting and Legal (fees) for the year ended February 28, 2007 was due to audit and accounting fees. Accounting and Legal (fees) include our accounting and auditing expenses incurred in connection with the preparation and audit of our financial statements and professional fees that we pay to our legal counsel. Our accounting and auditing expenses were incurred in connection with the preparation of our audited financial statements and unaudited interim financial statements. Our legal expenses represent amounts paid to legal counsel in connection with our corporate activities and the preparation or review of our reports and other disclosure filed with the SEC. Legal expenses will be ongoing during fiscal 2008 as we are subject to the reporting obligations of the Securities Exchange Act of 1934.

Mineral Property Exploration Costs

During the year ended February 28, 2007 we expended $7,000 on exploration on our mineral property to acquire a mineral property in Nanaimo B.C. The mineral property was subsequently written off.

Liquidity And Capital Resources

Our financial condition for the year ended February 28, 2007, for the period from our inception on March 23, 2005 through to February 28, 2007 and the changes between those periods for the respective items are summarized as follows:

Working Capital

	Year Ended February 28, 2007 (Audited)	From inception (March 23, 2005) to February 28, 2006 (Audited)	Change between period ended February 28, 2006 and period ended February 28, 2007 (Unaudited)
Current Assets	$27,128	$19	$27,109
Current Liabilities	$16,683	$15,040	$1,643
Working Capital (Deficit)	$10,445	$(15,021)	$25,466

Cash Flows

	Year Ended February 28, 2007 (Audited)	From inception (March 23, 2005) to February 28, 2006 (Audited)	Change between period ended February 28, 2006 and period ended February 28, 2007 (Unaudited)
Net Cash Provided by (Used in) Operating Activities	$(18,821)	$1,719	$(20,540)
Net Cash Provided by Financing Activities	$52,930	$50	$52,880
Cash – End of Period	$27,128	$19	$27,109

We had cash on hand of $27,128 and a working capital of $10,445 as of February 28, 2007 compared to cash on hand of $19 and working capital deficit of $15,021 for the period from inception (March 23, 2005) to February 28, 2007. We anticipate that we will incur approximately $832,000 for operating expenses, including professional, legal and accounting expenses associated with our reporting requirements under the Exchange Act during the next twelve months.

Cash Used In Operating Activities

We used net cash in operating activities in the amount of $18,821 during the year ended February 28, 2007 and, during the period from our inception on March 23, 2005 through to February 28, 2006, our operating activities provided net cash of $1,719. The cash used in by our operating activities is represented administrative expense for the year.

Cash from Financing Activities

We received net cash from financing activities in the amount of $52,930 during the year ended February 28, 2007 compared to $50 during the period from our inception on March 23, 2005 through to February 28, 2006. Net cash generated by financing activities is attributable to the private placement financings of our common stock that we have completed since our incorporation. We have applied these proceeds towards our working capital.

Results of Operations – Period ended November 30, 2007

The following summary of our results of operations should be read in conjunction with our audited financial statements for the nine months ended November 30, 2007 which are included herein.

Our operating results for the nine months ended November 30, 2007 for the year ended February 28, 2007 and the changes between those periods for the respective items are summarized in the table below:

	Nine Months ended November 30, 2007	Year Ended February 28, 2007	Change Between Nine Months Ended November 30, 2007 and Year Ended February 28, 2007
Consulting fees	$52,684	$0	$52,684
Legal and audit	107,665	18,169	89,496
General and administrative	53,004	5,295	47,709
Investor relations	70,078	0	70,078
Management fees	364,705	6,000	358,705
Mineral property expenditures	1,035,459	7,000	1,028,459
Loss before other item	(1,683,595)	(36,464)	(1,647,131)
Interest income	77,500	0	77,500
Net loss	$(1,606,095)	$(36,464)	$(1,569,631)

Revenues

We have had no operating revenues since our inception on March 23, 2005 through to the period ended February 28, 2007, including the nine month period ended November 30, 2007. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative

The increase in our general and administrative expenses for the nine month period ended November 30, 2007 was due to expenses incurred as we set up an administrative office to coordinate exploration activities.

Accounting and Legal

The increase in Accounting and Legal (fees) for nine month period ended November 30, 2007 costs associated with acquisition of mineral properties and additional complexity of financial reporting. Accounting and Legal (fees) include our accounting and auditing expenses incurred in connection with the preparation and review of our financial statements and professional fees that we pay to our legal counsel. Our accounting expenses were incurred in connection with the preparation of our unaudited interim financial statements. Our legal expenses represent amounts paid to legal counsel in connection with our corporate activities and the preparation or review of our reports and other disclosure filed with the SEC.

Investor Relations

The increase in investor relations expense was due to costs associated printing, advertising and the creation of a web site.

Management Fees

The increase in management fees was due to fees paid to our CEO beginning August, 2007and CFO beginning September 2007.

Mineral Property Exploration Costs

During the nine month period ended November 30, 2007 we expended $1,035,459 on exploration on our mineral property. The increase was due to the purchase of historical drill data.

Stock-based Compensation

Stock-based compensation represents the fair value of vested options granted to directors, officers and consultants. There were no option grants during the year ended February 28, 2007.

Interest income

Interest income represents interest earned on cash and cash equivalents. During the year ended February 28, 2007 there were no funds invested in interest bearing deposits.

Results of Operations - Nine Months ended November 30, 2007 and Nine Months ended November 30, 2006

Our results of operations for the nine month period ended November 30, 2007, for the nine month period ended November 30, 2006 and the changes between those periods for the respective items are summarized in the table below:

	Nine Months ended November 30, 2007	Nine Months ended November 30, 2006	Change Between Nine Months Ended November 30, 2007 and Nine Months Ended February 28, 2007
Consulting fees	$52,684	$0	$52,684
Legal and audit	107,665	16,419	91,246
General and administrative	53,004	4,466	48,538
Investor relations	70,078	0	70,078
Management fees	364,705	4,500	360,205
Mineral property expenditures	1,035,459	7,000	1,028,459
Loss before other item	(1,683,595)	(32,385)	(1,651,210)
Interest income	77,500	0	77,500
Net loss	$(1,606,095)	$(32,385)	$(1,573,710)

Revenues

We have had no operating revenues since our inception on March 23, 2005 through to the period ended February 28, 2007, including the nine month period ended November 30, 2007. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative

The increase in our general and administrative expenses for the nine month period ended November 30, 2007 was due to expenses incurred as we set up an administrative office to coordinate exploration activities.

Accounting and Legal

The increase in Accounting and Legal (fees) for nine month period ended November 30, 2007 was due to costs associated with acquisition of mineral properties and additional complexity of financial reporting. Accounting and Legal (fees) include our accounting and auditing expenses incurred in connection with the preparation and review of our financial statements and professional fees that we pay to our legal counsel. Our accounting expenses were incurred in connection with the preparation of our unaudited interim financial statements. Our legal expenses represent amounts paid to legal counsel in connection with our corporate activities and the preparation or review of our reports and other disclosure filed with the SEC.

Investor Relations

The increase in investor relations expense was due to costs associated printing, advertising and the creation of a web site.

Management Fees

The increase in management fees was due to fees paid to our CEO beginning August, 2007and CFO beginning September 2007.

Mineral Property Exploration Costs

During the nine month period ended November 30, 2007 we expended $1,035,459 on exploration on our mineral property. The increase was due to the purchase of historical drill data.

Stock-based Compensation

Stock-based compensation represents the fair value of vested options granted to directors, officers and consultants. There were not option grants during the year-ago period.

Interest income

Interest income represents interest earned on cash and cash equivalents. During the year-ago period there were no funds invested in interest bearing deposits.

Results of Operations - Three Months ended November 30, 2007 and Three Months ended November 30, 2006

Our results of operations for the three month period ended November 30, 2007, for the three month period ended November 30, 2006 and the changes between those periods for the respective items are summarized in the table below:

	Three Months ended November 30, 2007	Three Months ended November 30, 2006	Change Between Three Months Ended November 30, 2007 and Three Months Ended February 28, 2007
Consulting fees	$32,958	$0	$32,958
Legal and audit	28,979	6,419	29,874
General and administrative	36,293	1,683	55,334
Investor relations	57,017	0	361,705
Management fees	361,705	1,500	1,033,959
Mineral property expenditures	1,035,459	7,000	1,028,459
Loss before other item	(1,552,411)	(16,602)	(2,542,289)
Interest income	56,771	0	56,771
Net loss	$(1,495,640)	$(16,602)	$(2,485,518)

Revenues

We have had no operating revenues since our inception on March 23, 2005 through to the period ended February 28, 2007, including the three month period ended November 30, 2007. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

General and Administrative

The increase in our general and administrative expenses for the three month period ended November 30, 2007 was due to expenses incurred as we set up an administrative office to coordinate exploration activities.

Accounting and Legal

The increase in Accounting and Legal (fees) for three month period ended November 30, 2007 was due to costs associated with contracts and other matters under negotiation and additional complexity of financial reporting. Accounting and Legal (fees) include our accounting and auditing expenses incurred in connection with the preparation and review of our financial statements and professional fees that we pay to our legal counsel. Our accounting expenses were incurred in connection with the preparation of our unaudited interim financial statements. Our legal expenses represent amounts paid to legal counsel in connection with our corporate activities and the preparation or review of our reports and other disclosure filed with the SEC.

Investor Relations

The increase in investor relations expense was due to costs associated printing, advertising and the creation of a web site.

Management Fees

The increase in management fees was due to fees paid to our CEO beginning August, 2007and CFO beginning September 2007.

Mineral Property Exploration Costs

During the three month period ended November 30, 2007 we expended $1,035,459 on exploration on our mineral property. The increase was due to the purchase of historical drill data.

Stock-based Compensation

Stock-based compensation represents the fair value of vested options granted to directors, officers and consultants. There were not option grants during the year-ago period.

Interest income

Interest income represents interest earned on cash and cash equivalents. During the year-ago period there were no funds invested in interest bearing deposits.

Liquidity and Financial Condition

Working Capital

	At November	At February
	30,	28,
	2007	2007
Current assets	$4,649,878	$27,128
Current liabilities	199,711	16,683
Working capital	$4,450,167	$10,445

Cash Flows

	Nine Months Ended
	November	November
	30, 2007	30, 2006
Cash flows used in operating activities	$(1,141,952)	$(24,671)
Cash flows used in investing activities	(310,992)	--
Cash flows provided by financing activities	6,051,694	52,930
Net increase (decrease) in cash during period	$4,598,750	$28,259

Working Capital. The increase in our working capital from $10,445 as at February 28, 2007 to $4,450,167 as at November 30, 2007 was primarily due to the issuance of common stock in the amount of $6,065,122 offset by cash used in operations of which $950,000 was incurred to purchase historical drilling data related to our Pine Tree -Reno Creek property.

Future Financings

Our plan of operation calls for significant expenses in connection with our properties. We recorded a net operating loss of $1,606,095 for the nine months ended November 30, 2007 and have an accumulated deficit of $1,665,880 since inception. As at November 30, 2007 we had cash of approximately $4,626,000 and for the 12 months, ending January 31, 2009 management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be approximately $3,755,000, not including additional expenditures that may be required for potential acquisitions to expand our property portfolio or an expanded exploration program. Accordingly we believe we may need to seek additional financing to meet future expenditures.

Obtaining additional financing is subject to a number of factors, including the market prices for uranium. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have used our common stock to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation. For these reasons, our independent auditors believe there exists a substantial doubt about our ability to continue as a going concern.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company raising additional capital. In this regard we have raised additional capital through the private placements noted above but we will still require additional funds to continue our operations and plans.

The continuation of our business is dependent upon obtaining further financing, a successful program of exploration, and, further in the future, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We will pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Going Concern

The audited financial statements accompanying this report have been prepared on a going concern basis, which implies that our company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. Our company has not generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from investors, the ability of our company to obtain necessary equity financing to achieve our operating objectives, and the attainment of profitable operations. As at February 28, 2007, our company had accumulated losses of $59,785 since inception. Although we estimate that we have sufficient funds for planned operations until February 28, 2009, we may be required to raise additional funds for operations before or soon after that date if our estimate for expenses is not sufficient. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should our company be unable to continue as a going concern.

Because we are an exploration stage company that has no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, in their report on our annual financial statements for the year ended February 28, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued Accounting Standards

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In September 2006, the Securities Exchange Commissions (SEC) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of this statement did not have a material effect on the Company’s reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In December 2006, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position Emerging Issues Task Force (“EITF”) Issue No. 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP No. EITF 00-19-2”), which addresses an issuer’s accounting for registration payment arrangements. FSP No. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies”. The guidance in FSP No. EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others”, to include scope exceptions for registration payment arrangements. FSP No. EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. This pronouncement is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issue of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption of this FSP for interim or annual periods for which financial statements or interim reports have not been issued is permitted. Retrospective application of the guidance in this FSP to financial statements for earlier interim or annual periods presented is not permitted.

The Company adopted the requirements of FSP EITF No. 00-19-2 during the year ended July 31, 2007 in respect to registration rights attached to certain private placements completed in the year (Note 11).

Application of Critical Accounting Estimates

The financial statements of our company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Mineral Property Interests

Our company is an exploration stage mining company and has not yet realized any revenue from our operations. WE are primarily engaged in the acquisition, exploration and development of mining properties. Exploration costs are expensed as incurred regardless of the stage of development or existence of reserves. Costs of acquisition are capitalized subject to impairment testing, in accordance with Financial Accounting Standards 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, when facts and circumstances indicate impairment may exist.

Our company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that our company will continue exploration on such project.

We do not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

Our company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. Our company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

Income Taxes

We have adopted Statement of Financial Accounting Standards No. 109 –“Accounting for Income Taxes” (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, our company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “AUUM”. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the OTC Bulletin Board.

OTC Bulletin Board (1)
Quarter Ended	High	Low
November 30, 2007	$1.60	$1.02
August 31, 2007(2)	$ 1.75	$ 1.02

(1)

These prices were taken from Yahoo! Finance. Such over-the-counter market quotations reflect inter- dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

(2)	Our shares were first quoted on the OTC Bulletin Board on May 21, 2007.

Our common stock is issued in registered form. The name of our transfer agent and registrar of our common stock is Pacific Stock Transfer Company. Their address is 500 E. Warm Springs Road, Suite 240, Las Vegas NV 89119. Their telephone number is (702) 361-3033.

Robert A. Rich, our President, Secretary and a director owns 5,000,000 common shares of our company. Hamish Malkin, our Chief Financial Officer, Treasurer and a director owns no shares of our company. Donald Cooper, a director, owns no shares of our company. As of March 17, 2008, there are one hundred seventy four (174) active shareholders of record of our common stock and zero (o) shareholders of any other class of our stock. The closing sale price for our common stock on March 17, 2008, as reported on the OTC Bulletin Board, was $0.76.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our articles of incorporation and bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office. Our directors’ and executive officers’ ages, positions held, and dates first appointed, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Robert A. Rich 122 Rock Harbor Road Orleans MA 02653	President, Secretary and a Director	61	April 19, 2007
Hamish Malkin	CFO, Treasurer and Director	61	September 15, 2007
Donald Cooper	Director	63	February 12, 2008

Business Experience

The following is a brief account of the education and business experience of our directors and executive officers during at least the past five years, indicating their business experience, principal occupations during the period, and the names and principal businesses of the organizations by which they were employed.

Robert A. Rich, President, Secretary and a Director

From 1988 to the present Dr. Rich has been the President of Rich Associates, Inc. in Orleans, Massachusetts where he provides marketing & sales, contracting procurement, market analysis and company/property evaluation services in the areas of nuclear power and nuclear fuel commodities.

From 1985-1987 Dr. Rich was the Executive Vice President of Edlow International Company in Washington, DC in which he managed the day-to-day business of a company specializing in nuclear transport management, nuclear fuel consulting, information and sales representative services.

From 1976-1984 Dr. Rich was a Uranium Geologist and a Manager in Framingham, Massachusetts for Yankee Atomic Electric Company. During this time he developed and managed uranium exploration projects in northeast US from conception through drilling and data interpretation as well as evaluated numerous US and Canadian exploration/development acquisition or joint venture proposals. He was also responsible for negotiating joint venture agreements, mineral leases and for managing a group responsible for buying uranium, conversion, enrichment and spent fuel disposal services for nuclear power plants and nuclear transportation.

Dr. Rich received a PhD and MA is Geological Sciences from Harvard University in 1975 and 1970 respectively

Hamish Malkin, Chief Financial Officer, Treasurer and Director

Mr. Malkin has been self employed since April, 2003, providing chief financial officer services on a contract basis. Prior to being self employed Mr. Malkin was the CFO of Trivalence Mining Corporation from January 1997 to March 2003. Prior to 1997, Mr. Malkin held senior financial positions in the entertainment and commercial real estate industries. Mr. Malkin is also currently the chief financial officer of Entrée Gold Inc. Entrée Gold Inc. trades on the TSX under the trading symbol “ETG.” Entrée Gold trades on AMEX under the trading symbol “EGI”. Entrée Gold is quoted in Germany under the symbol “EKR.” Mr. Malkin is also the chief financial officer of Argentex Mining Corporation. Argentex is quoted on the OTC BB under the symbol “AGMX” and in Germany under the symbol “DEB” UC Resources Ltd. trades on the TSX-V under the trading symbol “UC” and the Chief Financial Officer of Yellowcake Mining, Inc. Yellowcake is quoted on the OTC bulletin board under the symbol “YCKM.”

Mr. Malkin is a Chartered Accountant and a member of the Canadian Institute of Chartered Accountants and the Institute for Chartered Accountants of British Columbia.

Donald Cooper, Director

From 2000 until his retirement in late 2007, Donald K. Cooper served as President of Behre Dolbear & Company (USA), Inc., an internationally known and respected mineral industry consulting firm. Since 1996, he has also served as the Global Director of Coal Services for that firm’s parent company, Behre Dolbear & Company, Inc. He is currently a senior associate, a principal and a director of the parent company. Mr. Cooper has no previous public company experience as a director or officer.

From 1977 through 1996, Mr. Cooper served as the senior sales and marketing officer for a group of privately-held eastern U.S. coal mining companies, including Amvest Corporation, Hawk’s Nest Mining, Inc., Winchester Coals, Inc., and Princess Susan Coal Company. In those positions, he had extensive dealings with the region’s major electric power generating utilities. He was also responsible for relationships with international industrial and steel-manufacturing customers.

From 1966 through 1976, Mr. Cooper held various engineering, operating and technical services positions with the Raw Materials Group of United States Steel Corporation and with North American Coal Corporation. During that period, he served on various governmental advisory committees with respect to development and implementation of the Federal Clean Air Act and the Federal Clean Water Act.

Mr. Cooper received a BS in Mineral Preparation Engineering from The Pennsylvania State University in 1966 and did graduate level work at in Mineral Economics at West Virginia University during 1967 and 1968.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or,

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law unless the judgment has subsequently been reversed, suspended, or vacated.

Audit Committee and Audit Committee Financial Expert

We do not have a standing audit committee at the present time. Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K, nor do we have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have an audit committee because we believe that the functions of an audit committee can be adequately performed by the board of directors. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any revenues from operations to date.

Other Committees

We do not have standing nominating or compensation committees, or committees performing similar functions. Our board of directors believe that it is not necessary to have a standing compensation committee at this time because the functions of such committee are adequately performed by our board of directors.

Our board of directors also is of the view that it is appropriate for us not to have a standing nominating committee because our board of directors has performed and will perform adequately the functions of a nominating committee. Our board of directors has not adopted a charter for the nomination committee. There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors. Our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time because we believe that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level. There are no specific, minimum qualifications that our board of directors believes must be met by a candidate recommended by our board of directors. The process of identifying and evaluating nominees for director typically begins with our board of directors soliciting professional firms with whom we have an existing business relationship, such as law firms, accounting firms or financial advisory firms, for suitable candidates to serve as directors. It is followed by our board of directors’ review of the candidates’ resumes and interview of candidates. Based on the information gathered, our board of directors then makes a decision on whether to recommend the candidates as nominees for director. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominee.

Committees of the Board

All proceedings of our board of directors for the year ended February 28, 2007 were conducted by resolutions consented to in writing by our directors and filed with the minutes of the proceedings of the board of directors. Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors believes that it is not necessary to have such committees, at this time, because they can adequately perform the functions of such committees.

Our company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. Our directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our President, Robert A. Rich, at the address appearing on the first page of this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 17, 2008, certain information with respect to the beneficial ownership of our common stock by each shareholder or group known by us to be the beneficial owner of more than 5% of our common stock and by our current board of directors and executive officer. The shareholder has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership generally includes voting or investment power with respect to securities, except as otherwise indicated.

Name and Address of Shareholder and Position, Office or Material Relationship with American Uranium Corp.	Title of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Robert A. Rich, 5 Locust Road, Orleans MA 02653	common	5,075,000(3) – sole voting and investment power	11%
Hamish Malkin, 1201 – 1166 Alberni Street, Vancouver, BC, Canada V6E 3Z3	common	75,000(4) – sole voting and investment power	*
Donald Cooper, 95050 Barclay Place - Villa No. 5, Amelia Island, FL 32034 USA	common	75,000(5) – sole voting and investment power	*

Directors and Officers as a group	Common Shares	5,225,000	11%

*Less than 1%.

(1)           Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.

(2)           Based on 46,207,625 shares outstanding as of March 17, 2008 plus the shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, for the persons holding such options or warrants but not counted as outstanding for computing the percentage of any other persons.

(3)           Includes 5,000,000 common shares and 75,000 common share purchase options exercisable within 60 days.

(4)           Includes no common shares and 75,000 common share purchase options.

(5)           Includes no common shares and 75,000 common share purchase options.

Change in Control

We are unaware of any contract, or other arrangement or provision of our Articles of Incorporation or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Telford Sadovnik P.L.L.C., to audit our financial statements for the year ended February 28, 2007. Effective October 6, 2007, Telford Sadovnick, P.L.L.C. resigned as our company’s auditors.

During the year ended February 28, 2008, the period from inception (March 23, 2005) to February 28, 2007, and the interim period, there have been no disagreements with Telford Sadovnik P.L.L.C., on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

Telford Sadovnick stated that they were resigning as our independent auditor due to the fact that they had withdrawn their registration with the Public Company Accountability Oversight Board and are no longer able to audit U.S. issuers.

Telford Sadovnick’s reports on the financial statements of our Company for the year ended February 28, 2007 and the period from inception (March 23, 2005) to February 28, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they modified or qualified as to uncertainty, audit scope or accounting principles with the exception of a statement regarding the uncertainty of our company’s ability to continue as a going concern.

During this period and the subsequent interim periods through August 31, 2007, there were no disagreements with Telford Sadovnick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to Telford Sadovnick’s satisfaction would have caused Telford Sadovnick to make reference to the subject matter of the disagreement in connection with their report for the financial statements for the past year.

On January 7, 2008, our board of directors appointed Davidson & Company LLP, Chartered Accountants as our company’s new independent registered public accounting firm following the resignation of Telford. Prior to its appointment as independent accountants, our company did not consult Davidson & Company LLP on any of the matters referenced in Item 304 of Regulation S-K.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve months ending March 17, 2009.

Employees

We currently have two employees: one full-time and one part-time. Our full-time employee is our President, Secretary and a director and our part-time employee is our CFO, Treasurer and a director. We have entered into a consulting agreement with part-time employee, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We do not expect any material changes in the number of employees over the next twelve month period. We do and will continue to outsource contract employment as needed.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses and we have incurred operating losses since inception, which are likely to continue for the foreseeable future. We anticipate that we will have negative cash flows during the year ended February 28, 2008. Management anticipates the need to raise additional capital to fund operations over the next twelve months. We intend to raise the capital required to satisfy our needs primarily through the sale of our equity securities or debt. We will attempt to minimize costs until more cash is available through financing or operating activities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the period ended February 38, 2007 our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern in their audit report.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, discovering uranium resources on our properties and, finally, achieving a profitable level of operations either through exploiting deposits of uranium resources that we find or by selling the rights to do so to others.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We plan to pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Going Concern Basis

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not entered into or participated in any transactions or a series of similar transactions, wherein the amount involved exceeded $120,000 or one percent of our total assets at year end for the last three completed fiscal years, in which any of our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, family members of these persons or any related person of our company had a direct or indirect material interest.

None

Our board of directors and executive officers are our promoters.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our executive officers during the fiscal years ended February 28, 2008, 2007 and 2006. No other officers or directors received annual compensation in excess of $100,000 during the last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert A. Rich(1)	2008 2007 2006	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	248,335 Nil Nil	Nil Nil Nil	Nil Nil Nil	125,000 Nil Nil	373,335 Nil Nil
Hamish Malkin (2)	2008 2007 2006	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	498,949 Nil Nil	Nil Nil Nil	Nil Nil Nil	20,500 Nil Nil	519,449 Nil Nil
Devinder Randhawa(3)	2008 2007 2006	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	299,646 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	299,646 Nil Nil
Donald Cooper(4)	2008 2007 2006	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	210,813 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	210,813 Nil Nil
Mir Huculak(5)	2008 2007 2006	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil 6,000 5,500	Nil $6,000 $5,500

(1)	Robert A. Rich was appointed as our President, Secretary, Treasurer and a director on April 19, 2007. He resigned as Treasurer on September 15, 2007.
(2)	Hamish Malkin was appointed as our Chief Financial Officer, Treasurer and a director on September 15, 2007.
(3)	Devinder Randhawa was appointed as a director on September 20, 2007 and resigned on February 12, 2008.
(4)	Donald Cooper was appointed as a director on February 14, 2008.
(5)

Mir Huculak was appointed as our president, principal executive officer, principal financial officer, secretary, treasurer and a director on March 23, 2005, he resigned as our President on April 19, 2007 and as principal executive officer, principal financial officer, secretary, treasurer and a director on May 29, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Options Awards					Stock Awards
Name	Number of Securities Underlyi ng Unexercis ed Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert A. Rich(1)	75,000	225,000	Nil	1.00	January 15, 2013	Nil	n/a	Nil	n/a
Hamish Malkin (2)	125,000	375,000	Nil	1.20	Sept 15, 2012	Nil	n/a	Nil	n/a
Donald Cooper(3)	75,000	225,000	Nil	0.85	Feb 14 , 2013	Nil	n/a	Nil	n/a
Devinder Randhawa (4)	75,000	225,000	Nil	1.20	Sept 20, 2012	Nil	n/a	Nil	n/a
Mir Huculak(5)	Nil	Nil	Nil	n/a	n/a	Nil	n/a	Nil	n/a

(1)	Robert A. Rich was appointed as our President, Secretary, Treasurer and a director on April 19, 2007. He resigned as Treasurer on September 15, 2007.
(2)	Hamish Malkin was appointed as our Chief Financial Officer, Treasurer and a director on September 15, 2007.
(3)	Donald Cooper was appointed as a director on February 14, 2008.
(4)	Devinder Randhawa was appointed as a director on September 20, 2007 and resigned on February 12, 2008.
(5)

Mir Huculak was appointed as our president, principal executive officer, principal financial officer, secretary, treasurer and a director on March 23, 2005, he resigned as our President on April 19, 2007 and as principal executive officer, principal financial officer, secretary, treasurer and a director on May 29, 2007.

Compensation Of Directors

Our board of directors has received no compensation to date and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Other than as described below, we have not entered into an employment agreement or consulting agreement with our board of directors and executive officer:

Dated effective September 15, 2007, we have a consulting agreement with Hamish Malkin, our Chief Financial Officer and Treasurer and member of our board of directors.

As compensation for his services, Mr. Malkin receives:

(a)	3,000 per month; and,

(b)	an additional fee of up to US$2,000 per month for periods of extraordinary activity as determined by the President of the Company in his or her sole discretion.

Pursuant to the consulting agreement, Mr. Malkin has also received 200,000 common share purchase options that have an exercise price of $1.20 per share. The Options will expire on September 15, 2012. The Options shall vest as follows:

  50,000 of the Options shall become exercisable on September 15, 2007;

  50,000 of the Options shall become exercisable on September 15, 2008;

  50,000 of the Options shall become exercisable on September 15, 2009; and,

  50,000 of the Options shall become exercisable on September 15, 2010.

We also entered into a stock option agreement with Mr. Malkin, to provide the terms and conditions governing the 200,000 common share purchase options.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

REPORTS TO SHAREHOLDERS

We have filed with the SEC a Registration Statement on Form S-1, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that Registration Statement, does not contain all information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. You may review a copy of the Registration Statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the site is http://www.sec.gov.

You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549.

No finder, dealer, sales-person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following audited consolidated financial statements pertaining to American Uranium are filed as part of this registration statement:

The following unaudited consolidated financial statements pertaining to American Uranium are filed as part of this registration statement:

Alpine Resources Corporation
(An Exploration Stage Company)

February 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Alpine Resources Corporation
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Alpine Resources Corporation (An Exploration Stage Company) (the “Company”) as of February 28, 2007 and 2006 and the related statements of operations, cash flows and stockholders' equity (deficit) for the years then ended and for the period March 23, 2005 (Date of Inception) to February 28, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of the Alpine Resources Corporation (An Exploration Stage Company) as of February 28, 2007 and 2006 and the results of its operations and its cash flows for the years then ended and for the period March 23, 2005 (Date of Inception) to February 28, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is an exploration stage company, has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raises substantial doubt that the Company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bellingham, Washington	TELFORD SADOVNIK P.L.L.C.
April 4, 2007	CERTIFIED PUBLIC ACCOUNTANTS

F–2

Alpine Resources Corporation
(An Exploration Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	February 28,	February 28,
	2007	2006
	$	$

ASSETS
Current Assets
Cash	27,128	19
Total Assets	27,128	19

LIABILITIES
Current Liabilities
Accrued liabilities	1,500	3,000
Due to related parties (Note 5 (b))	15,183	12,040
Total Liabilities	16,683	15,040

STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock, 100,000,000 shares authorized, $0.00001 par value
5,529,750 shares issued and outstanding (2006 – 5,000,000 shares)	52,980	50
Donated Capital (Note 4(a))	17,250	8,250
Deficit Accumulated During the Exploration Stage	(59,785)	(23,321)
Total Stockholders’ Equity (Deficit)	10,445	(15,021)
Total Liabilities and Stockholders’ Equity (Deficit)	27,128	19

The accompanying notes are an integral part of these financial statements
F–3

Alpine Resources Corporation
(An Exploration Stage Company)
Statements of Operations
(Expressed in U.S. dollars)

			Accumulated from
	Year	Year	March 23, 2005
	Ended	Ended	(Date of Inception)
	February 28,	February 28,	to February 28,
	2007	2006	2007
	$	$	$

Revenue	–	–	–

Expenses

Accounting & legal	18,169	13,000	31,169
General and administrative	2,295	321	2,616
Mineral property exploration costs	7,000	-	7,000
Mineral property acquisition costs	-	1,750	1,750
Rent (Note 4)	3,000	2,750	5,750
Services provided by directors (Note 5)	6,000	5,500	11,500

Total Expenses	36,464	23,321	59,785

Net Loss	(36,464)	(23,321)	(59,785)

Net Loss Per Share – Basic and Diluted	(0.01)	(0.01)

Weighted Average Shares Outstanding	5,264,875	5,000,000

The accompanying notes are an integral part of these financial statements
F–4

Alpine Resources Corporation
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)

			Accumulated from
			March 23, 2005
	Year Ended	Year Ended	(Date of Inception)
	February 28,	February 28,	to February 28,
	2007	2006	2007
	$	$
Operating Activities
Net loss	(36,464)	(23,321)	(59,785)
Adjustments to reconcile net loss to net cash used in operating activities
Donated consulting services and expenses	9,000	8,250	17,250
Changes in operating assets and liabilities
Mineral exploration costs	7,000	-	7,000
Mineral acquisition costs	-	1,750	1,750
Increase (decrease) in accrued liabilities	(1,500)	3,000	1,500
Increase in due to related parties	3,143	12,040	15,183
Net Cash Provided by (Used in) Operating Activities	(18,821)	1,719	(17,102)
Investing Activities
Mineral exploration costs	(7,000)	-	(7,000)
Mineral acquisition costs	-	(1,750)	(1,750)
Net Cash Used in Investing Activities	(7,000)	(1,750)	(8,750)
Financing Activities
Proceeds from the issuance of common stock	52,930	50	52,980
Net Cash Provided by Financing Activities	52,930	50	52,930
Increase in Cash	27,109	19	27,128
Cash – Beginning of Period	19	-
Cash – End of Period	27,128	19	27,128
Supplemental Disclosures:
Interest paid	–	–	–
Income taxes paid	–	–	–

The accompanying notes are an integral part of these financial statements
F–5

Alpine Resources Corporation
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
Period from March 23, 2005 (Date of Inception) to February 28, 2007
(Expressed in U.S. dollars)

				Deficit
				Accumulated
				During the
	Common Stock		Donated	Development
	Shares	Amount	Capital	Stage	Total
	#	$	$	$	$
Balance – March 23, 2005
(Date of Inception)	–	–	–	–	–
Issuance of common stock for cash
at $0.00001 per share	5,000,000	50	–	–	50
Donated services and expenses	–	–	8,250	–	8,250
Net loss for the period	–	–	–	(23,321)	(23,321)
Balance – February 28, 2006	5,000,000	50	8,250	(23,321)	(15,021)
Issuance of common stock for cash
at $0.10 per share	529,750	52,930	–	–	52,930
Donated services and expenses	–	–	9,000	–	9,000
Net loss for the year	–	–	–	(36,464)	(36,464)
Balance – February 28, 2007	5,529,750	52,980	17,250	(59,785)	10,445

The accompanying notes are an integral part of these financial statements
F–6

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007

1.	Nature and Continuance of Operations

Alpine Resources Corporation (the Company) was incorporated in the State of Nevada on March 23, 2005. The Company is an Exploration Stage Company, as defined by Financial Accounting Standards Board (“FASB”) Statement No.7 and Securities and Exchange Commission (“SEC”) Industry Guide 7. The Company’s principal business is the acquisition and exploration of mineral resources in Canada. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As at February 28, 2007, the Company has not generated revenues and has accumulated losses of $59,785 since inception. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

On June 31, 2006 the Company filed an SB-2 Registration Statement with the United States Securities and Exchange Commission to offer up to 2,000,000 common shares at a price of $0.10 per share for maximum proceeds of $200,000 to the Company.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with FASB Statement of Financial Accounting Standards (“SFAS”) No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at February 28, 2007 and 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. Cash consists of cash on deposit with a high quality major financial institution and to date has not experienced any losses on any of its balances.

	f)	Mineral Property Costs

The Company follows a policy of expensing exploration expenditures until a production decision is made in respect of the project and the Company is reasonably assured that it will receive regulatory approval to permit mining operations, which may include the receipt of a legally binding project approval certificate. Such expenditures include exploration and administration expenditures. Mineral property acquisition costs are capitalized when incurred and are classified as tangible assets and are evaluated for impairment and written down as required.

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007

2.	Summary of Significant Accounting Policies (continued)

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

g)	Financial Instruments

Financial instruments, which include cash, accrued liabilities and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Non-monetary items are translated at the historical exchange rate and revenue and expense items are translated at the average rate in effect during the applicable accounting period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

3.	Recent Accounting Pronouncements

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

FASB Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, establishes a formal framework for measuring fair value under GAAP. It defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require ant new fair value measurements, nor does it establish valuation standards. SFAS No. 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for; SFAS No. 123 (R) share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statements of Position 97-2 and 98-9 that deal with software revenue recognition. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007

3.	Recent Accounting Pronouncements (continued)

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140”. This Statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This Statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the Statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not expect the adoption of SFAS No. 155 to have a material effect on its financial condition or results of operations.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an Amendment of FASB Statement No. 140.” This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The Statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. This Statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not expect the adoption of SFAS No. 156 to have a material effect on its financial condition or results of operations.

In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial condition or results of operations.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a material effect on its financial condition or results of operations.

In September 2006, FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires, among other things, that a company (1) recognize a net liability or asset to report the funded status of their defined benefit pensions and other postretirement plans on its balance sheet and (2) measure benefit plan assets and benefit obligations as of the company's balance sheet date. Calendar year-end companies with publicly traded equity securities are required to adopt the recognition and disclosure provisions of SFAS 158 as of December 31, 2006. The Company does not expect the adoption of SFAS No. 158 to have a material effect on its financial condition or results of operations.

In September 2006, the SEC announced Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 addresses how to quantify financial statement errors that arose in prior periods for purposes of assessing their materiality in the current period. It requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality. It clarifies that immaterial financial statement errors in a prior SEC filing can be corrected in subsequent filings without the need to amend the prior filing. In addition, SAB 108 provides transitional relief for correcting errors that would have been considered immaterial before its issuance. The Company does not expect the adoption of SAB 108 to have a material effect on its financial condition or results of operations.

In April 2006, FASB issued Staff Position No. FIN No. 46R6, (“FSP 46R-6”), “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46R.” This FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN No. 46R, “Consolidation of Variable Interest Entities.” FIN No. 46R provides guidance on when to consolidate an entity based on exposure to risks and rewards, rather than voting control. It describes the characteristics of a variable interest entity (“VIE”) and

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007

3.	Recent Accounting Pronouncements (continued)

how an entity that is involved with a VIE should determine whether its shares in the VIE’s risks and rewards extensively enough to be the VIE’s primary beneficiary and therefore consolidate it. The guidance in this FSP applied prospectively to all entities with which the Company first became involved with and to all entities previously analyzed under FIN No. 46R when a reconsideration event occurred beginning July 1, 2006. Retrospective application of FIN No. 46R was permitted but not required. The Company adopted this FSP prospectively. Application of this FSP has not had a material impact on the 2006 consolidated financial statements. The impact of this FSP on the Company’s financial statements beyond 2006 is dependent upon the specifics of future arrangements.

4.	Mineral Properties

On March 23, 2005 the Company acquired a 100% interest in one-24 unit mineral claims in the Nanaimo Mining Division, British Columbia, Canada, in consideration for $1,750. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company.

The company has not determined whether the mineral claim contains mineralized material and has consequently written off all mineral right acquisition costs to operations in the previous financial year.

5.	Related Party Balances/Transactions

a)

During the year ended February 28, 2007 the Company recognized a total of $6,000 (2006 - $5,500) for donated services at $500 per month and $3,000 (2006 - $2,750) for donated rent at $250 per month provided by the President and Director of the Company. These transactions are recorded at the exchange amount which is the amount agreed to by the transacting parties.

b)

On February 28, 2007, the Company owed the President and Director of the Company $15,183 for expenses paid on behalf of the Company and for cash advances. This amount is unsecured, non interest bearing, and has no specific terms for repayment.

	c)	On February 28, 2006, the Company entered into a trust agreement with the President of the Company. Refer to Note 4.

6.	Common Stock

On March 23, 2005, the Company issued 5,000,000 founder shares to the President of the Company at a price of $0.00001 per share for cash proceeds of $50.

On September 8th, 2006 the Company issued 529,750 shares of common stock at $0.10 per share pursuant to an SB-2 Registration Statement.

7.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $59,785, which commence expiring in 2026. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely-than-not it will utilize the net operating losses carried forward in future years.

The following table summarizes the significant components of the Company's deferred tax assets:

	2007	2006

Computed expected (benefit of) income taxes	$5,470	$3,498
Increase in valuation allowance	(5,470)	(3,498)
	$-	$-

Alpine Resources Corporation
(An Exploration Stage Company)
Notes to the Financial Statements
February 28, 2007

7.	Income Taxes (continued)

Significant components of the Company’s deferred income tax assets are as follows:

	2007	2006
	(Cumulative)
Operating loss carry forward	$59,785	$23,321
Statutory tax rate	15%	15%
Deferred income tax asset	8,968	3,498
Valuation allowance	(8,968)	(3,498)
	$-	$-

8.	Subsequent Events

On March 27, 2007 the company effected a fifty for one stock split of the authorized and outstanding common stock. The authorized share capital after the split is increased to 5,000,000,000 shares of common stock with a par value of $0.00001 and the outstanding share capital has increased to 276,487,500 shares with a par value of $0.00001.

The company also changed its named to American Uranium Corporation to better reflect its direction.

AMERICAN URANIUM CORPORATION
(An Exploration Stage Company)

FINANCIAL STATEMENTS
(Expressed in United States dollars)

November 30, 2007

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
BALANCE SHEETS

	November 30,	February 28,
	2007	2007
	(Unaudited)

ASSETS

Current
Cash and cash equivalents	$4,625,878	$27,128
Prepaid expenses	24,000	-
Total current assets	4,649,878	27,128

Equipment (Note 4)	9,230	-

Mineral property interests (Note 5)	8,160,000	-

Total assets	$12,819,108	$27,128

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$114,252	$1,500
Due to related party (Note 7)	-	15,183
Due to Strathmore Resources (US) Ltd. (Note 7)	85,459	-
	199,711	16,683

Stockholders' Equity

Common stock, 5,000,000,000 shares authorized with a par value	458	2,765
of $0.00001 (issued: November 30, 2007 - 45,832,625;
February 28, 2007 - 276,487,500)
Common stock subscribed	262,282	-
Additional paid-in capital	14,000,787	50,215
Donated capital	21,750	17,250
Deficit accumulated during exploration stage	(1,665,880)	(59,785)

Total stockholders' equity	12,619,397	10,445

Total liabilities and stockholders' equity	$12,819,108	$27,128

Nature of operations (Note 2)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

					Inception
	Three months	Three months	Nine Months	Nine Months	(March 23,
	ended	ended	Ended	Ended	2005) to
	November 30,	November 30,	November 30,	November 30,	November 30,
	2007	2006	2007	2006	2007

Expenses

Consulting fees	$32,958	$-	$52,684	$-	$52,684
Depreciation	1,222	-	1,762	-	1,762
General and administrative	35,071	1,683	51,242	4,466	59,608
Investor relations	57,017	-	70,078	-	70,078
Legal and audit	28,979	6,419	107,665	16,419	138,834
Management fees	361,705	1,500	364,705	4,500	376,205
Mineral property expenditures (Note 5)	1,035,459	7,000	1,035,459	7,000	1,044,209

Loss before other item	(1,552,411)	(16,602)	(1,683,595)	(32,385)	(1,743,380)
Interest income	56,771	-	77,500	-	77,500

Net Loss	(1,495,640)	$(16,602)	$(1,606,095)	$(32,385)	$(1,665,880)

Basic and diluted loss per share	$(0.033)	$(0.000)	$(0.01)	$(0.00)

Weighted average number
of shares outstanding	45,307,730	257,464,765	118,548,013	258,090,727

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)

						Deficit
						Accumulated
				Common		During the	Total
	Number of		Additional	Stock	Donated	Exploration	Stockholders'
	common shares	Par Value	Paid-in Capital	Subscribed	Capital	Stage	Equity

Balance, March 23, 2005		$-	$-	$-	$-	$-	$-
(date of inception)
Shares issued:
Initial capitalization	250,000,000	2,500	(2,450)	-	-	-	50
Donated services	-	-	-	-	8,250	-	8,250
Net loss for the period	-	-	-	-	-	(23,321)	(23,321)

Balance, February 28, 2006	250,000,000	2,500	(2,450)	-	8,250	(23,321)	(15,021)
Shares issued:
Private placement	26,487,500	265	52,665	-	-	-	52,930
Donated services	-	-	-	-	9,000	-	9,000
Net loss for the period	-	-	-			(36,464)	(36,464)

Balance, February 28, 2007	276,487,500	2,765	50,215	-	17,250	(59,785)	10,445
Common stock subscribed	-	-	-	150,000	-	-	150,000
Donated services	-	-	-	-	2,250	-	2,250
Net loss for the period	-	-	-	-	-	(37,052)	(37,052)
Balance, May 31, 2007	276,487,500	$2,765	$50,215	$150,000	19,500	(96,837)	$125,643
Shares issued:
For purchase of mineral rights	6,000,000	60	7,859,940	-	-	-	7,860,000
Common stock subscribed	-	-	-	5,037,404	-	-	5,037,404
Shares returned to treasury	(245,000,000)	(2,450)	2,450	-	-	-	-
Donated services	-	-	-	-	2,250	-	2,250
Stock-based compensation			19,726				19,726
Net loss for the period						(73,403)	(73,403)

Balance, August 31, 2007	37,487,500	$375	$7,932,331	$5,187,404	$21,750	$(170,240)	$12,971,620

-continued-

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)

						Deficit
						Accumulated
				Common		During the	Total
	Number of		Additional	Stock	Donated	Exploration	Stockholders'
	common shares	Par Value	Paid-in Capital	Subscribed	Capital	Stage	Equity

Balance, August 31, 2007, continued	37,487,500	$375	$7,932,331	$5,187,404	$21,750	$(170,240)	$12,971,620
Shares issued:
Private placements	8,086,829	81	6,065,041	(5,187,404)	-	-	877,718
Share issue costs	-	-	(275,710)	-	-	-	(275,710)
Finders' fee	258,296	2	(2)				-
Common stock subscribed	-	-	-	262,282	-	-	262,282
Stock-based compensation	-	-	279,127	-	-	-	279,127
Net loss for the period	-	-	-	-	-	(1,495,640)	(1,495,640)
Balance, November 30, 2007	45,832,625	$458	$14,000,787	$262,282	$21,750	$(1,665,880)	$12,619,397

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three	Three			Inception
	months	months	Nine Months	Nine Months	(March 23,
	ended	ended	Ended	Ended	2005) to
	November	November	November	November	November
	30, 2007	30, 2006	30, 2007	30, 2006	30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,495,640)	$(16,602)	$(1,606,095)	$(32,385)	$(1,665,880)
Items not affecting cash:
Depreciation	1,222	-	1,762	-	1,762
Donated rent and consulting services	-	2,250	4,500	6,750	21,750
Stock-based compensation (Note 6)	279,127	-	298,853	-	298,853
Changes in assets and liabilities:
Prepaid expenses	9,000	-	(24,000)	-	(24,000)
Due to Strathmore Resources (US) Ltd.	85,459	-	85,459	-	85,459
Due to related party	108		(15,183)	3,143	-
Accounts payable and accrued liabilities	82,574	(389)	112,752	(2,179)	114,252
Net cash used in operating activities	(1,038,150)	(14,741)	(1,141,952)	(24,671)	(1,167,804)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	877,718	-	6,065,122	52,930	6,118,102
Cost of share issuance	(275,710)	-	(275,710)	-	(275,710)
Proceeds of common stock subscribed	262,282	-	262,282	-	262,282
Net cash provided by financing activities	864,290	-	6,051,694	52,930	6,104,674

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of mineral rights	(300,000)	-	(300,000)	-	(300,000)
Purchase of equipment	-	-	(10,992)	-	(10,992)
Net cash used in investing activities	(300,000)	-	(310,992)	-	(310,992)

Change in cash and cash equivalents
during the period	(473,860)	(14,741)	4,598,750	28,259	4,625,878

Cash and cash equivalents, beginning of period	5,099,738	42,919	27,128	19	-

Cash and cash equivalents, end of period	$4,625,878	$28,178	$4,625,878	$28,278	$4,625,878

Cash paid for interest during the period	$-	$-	$-	$-

Cash paid for income taxes during the period	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.
Supplemental disclosure with respect to cash flows (Note 9)

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007
(Unaudited)

1.	BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended February 28, 2007. The results of operations for the nine period ended November 30, 2007 are not necessarily indicative of the results to be expected for the year ending February 29, 2008.

2.	NATURE OF OPERATIONS

American Uranium Corporation (the “Company”) was incorporated in the State of Nevada on March 23, 2005 under the name Alpine Resources Corporation. On April 10, 2007, the Company changed its name to “American Uranium Corporation” by merging with its wholly owned subsidiary named “American Uranium Corporation”, a Nevada Corporation formed specifically for that purpose. On April 10, 2007, the Company effected a 50:1 forward stock split of the authorized, issued and outstanding common stock. As a result, the authorized share capital increased from 100,000,000 shares of common stock to 5,000,000,000 shares of common stock with no change in par value. The issued and outstanding share capital increased from 5,529,750 shares of common stock to 276,487,500 shares of common stock. All share and per share amounts have been retroactively adjusted for all periods presented.

The Company is an Exploration Stage Company, as defined by Financial Accounting Standards Board (“FASB”) Statement No.7 and Securities and Exchange Commission Industry Guide 7. The Company’s principal business is the acquisition and exploration of mineral resources in the United States. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As at November 30, 2007, the Company has not generated revenues and has accumulated losses of $1,665,880 since inception. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements follow the same significant accounting principles as those outlined in the notes to the audited consolidated financial statements for the year ended February 28, 2007.

New Accounting Policies:

Equipment

Equipment consists of office equipment and computer hardware and is recorded at cost. Office equipment and computer hardware is being amortized on the declining balance method at rates ranging from 20% to 30% per annum.

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007
(Unaudited)

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset retirement obligations

The Company records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets in accordance with Statements of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations". The initial recognition of any liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. To date, the Company has not incurred any asset retirement obligations.

Stock-based compensation

The Company records stock-based compensation in accordance with SFAS No. 123R “Accounting for Stock-based Compensation” (“SFAS 123R”), and applies the recommendations of this standard using the modified prospective method. Under this application, the Company is required to record compensation expense, based on the fair value of the awards, for all awards granted after the date of the adoption and for the unvested portion of previously granted awards that remain outstanding as at the date of adoption. Prior to the adoption of SAFS 123R, the Company did not issue any compensation awards.

Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement in fiscal 2007 did not have a material effect on the Company's financial statements.

4.	EQUIPMENT

		November 30,		February 28,
		2007		2007
		Accumulated	Net Book	Net Book
	Cost	Depreciation	Value	Value

Office equipment	$3,153	$379	$2,774	$-
Computer equipment	7,839	1,383	6,456	-
	$10,992	$1,762	$9,230	$-

5.	MINERAL PROPERTY INTERESTS

a)

On March 23, 2005 the Company acquired a 100% interest in one-24 unit mineral claims in the Nanaimo Mining Division, British Columbia, Canada, in consideration for $1,750. The claims are registered in the name of the former President of the Company, who has executed a trust agreement whereby the former President agreed to hold the claims in trust on behalf of the Company. The Company has not determined whether the mineral claim contains mineralized material and has consequently written off all mineral right acquisition costs to operations in the 2006 fiscal year.

b)

Effective August 20, 2007, the Company entered into an agreement with Strathmore Resources (US) Ltd. (“Strathmore”) for an option to earn-up to a 60% interest in the Pinetree-Reno Creek uranium properties located in Campbell County, Wyoming.

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007
(Unaudited)

5.	MINERAL PROPERTY INTERESTS (continued)

Under the terms of the agreement, the Company will:

Issue 6,000,000 shares of common stock to Strathmore (issued);

Reimburse Strathmore 100% of the expenditures incurred by Strathmore for the property, up to a maximum of $300,000 (paid), plus any funds spent by Strathmore to acquire additional uranium leases (which will then form part of the property); and

Incur a total of $33,000,000 in expenditures on the property over a six year period, of which $1,500,000 must be incurred in the first year.

The Company will have earned a 22.5% interest once $5,000,000 of the required expenditures has been incurred (subsequently amended to $12,375,000). The remaining 37.5% interest will be earned upon incurring the balance of $28,000,000 in required expenditures (subsequently amended to $20,625,000). The subsequent amendment in January, 2008 resulted in the deletion of Strathmore’s right to earn back an 11% interest in the property for $14,000,000 within 90 days of the delivery of a feasibility report. Strathmore will be the operator until the Company earns a 60% interest in the property.

Mineral property interests are summarized as follows:

	November 30,
	2007	February 28, 2007
Pinetree/Reno Creek
Balance, February 28, 2007	$-	$-
Issuance of 6,000,000 common shares	7,860,000	-
Payment of expenditures incured by optionor	300,000	-
Balance, November 30, 2007	$8,160,000	$-

Mineral property expenditures are summarized as follows:

					Inception
	Three months	Three months	Nine Months	Nine Months	(March 23,
	ended	ended	Ended	Ended	2005) to
	November 30,	November 30,	November 30,	November 30,	November 30,
	2007	2006	2007	2006	2007

Pinetree/Reno Creck
Claim maintenance	80,443	-	$80,443	$-	$80,443
Geological and geophysical (1)	953,308	-	953,308	-	953,308
Travel and accommodation	1,708	-	1,708	-	1,708
	1,035,459	-	1,035,459	-	1,035,459

Other	-	7,000		7,000	8,750

	1,035,459	7,000	$1,035,459	$7,000	$1,044,209

(1)

In October, 2007, the Company purchased certain drill data relating to its Reno Creek uranium property. The data for the property was acquired for $950,000 pursuant to a data purchase agreement with Power Resources, Inc.

Subsequent to the agreement with Strathmore, a director of Strathmore became a director of the Company.

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007
(Unaudited)

6.	COMMON STOCK

On March 23, 2005, the Company issued 250,000,000 founder shares (post split) to the former President of the Company at a price of $0.0000002 per share for cash proceeds of $50.

On September 8, 2006, the Company issued 26,487,500 shares of common stock (post split) at a price of $0.0019983 per share for proceeds of $52,930.

On June 1, 2007, the current President of the Company returned, for no consideration, 245,000,000 post-split shares of common stock to treasury for cancellation.

In August, 2007, the Company issued 6,000,000 shares of common stock pursuant to an option agreement with Strathmore Resources (US) Ltd. (Note 5). The shares were valued at $1.31 per share which was based on the average closing price around August 20, 2007, the effective date of the agreement.

On September 4, 2007, the Company completed a private placement consisting of 8,086,829 units at a price of $0.75 per unit for aggregate proceeds of $6,065,125. Each unit consisted of one common share and one-half of one share purchase warrant, One whole warrant is exercisable into one additional common share at a price of $1.25 per share until August 23, 2009. The Company agreed to pay finders’ fees of 7.5%, up to half in stock issued at a price of $0.75 and the remainder in cash.

In September, 2007, the Company issued 258,296 common shares for finders’ fees with a fair value of $193,722 of which $2 was credited to common stock and $193,720 was credited to additional paid-in capital. The fair value of $193,722 was also charged to additional paid-in capital as a cost of share issuance. The cash portion of finders’ fees paid amounted to $243,348 and was also charged to additional paid-in capital as a cost of share issuance.

Share purchase warrants

Share purchase warrant transactions are summarized as follows:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price

Balance at Feburary 28 and August 31, 2007	-	$-
Issued	4,043,415	1.25
Balance at November 30,2007	4,043,415	$1.25

At November 30, 2007, the following share purchase warrants were outstanding:

	Exercise
Number of Warrants	Price	Expiry Date

4,043,415	$1.25	August 23, 2009

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007
(Unaudited)

6.	COMMON STOCK (continued)

Stock options

The Company adopted a Stock Option Plan dated September 15, 2007 under which the Company is authorized to grant stock options to acquire up to a total of 5,000,000 shares of common stock. At November 30, 2007, the Company had 4,125,000 shares of common stock available to be issued under the Plan.

Stock option transactions are summarized as follows:

		Weighted Average
	Number of	Exercise Price
	Options

Balance at February 28 and May 31, 2007	-	-
Granted	75,000	1.50

Balance at August 31, 2007	75,000	1.50
Granted	800,000	1.20
Balance at November 30, 2007	875,000	1.23

The weighted average fair value per stock option granted during the nine months ended November 30, 2007 was $1.02 (November 30, 2006 - $Nil).

At November 30, 2007, the following stock options were outstanding:

	Exerciseable at	Exercise
Number of Options	November 30, 2007	Price	Expiry Date

75,000	18,750	$1.50	June 16, 2012
500,000	125,000	$1.20	September 15, 2012
300,000	75,000	$1.20	September 20, 2012
875,000	218,750

Stock-based compensation

The fair value of stock options granted during the three months ended November 30, 2007 was $798,595 (November 30, 2006 - $Nil). The fair value of stock options granted during the nine months ended November 30, 2007 was $892,201 (November 30, 2006 - $Nil) . The fair value of stock options granted is being recognized over the options’ vesting periods as stock-based compensation which has been recorded in the statements of operations as follows with a corresponding credit to additional paid-in capital:

	Three	Three	Nine		Inception
	months	months	Months	Nine Months	(March 23,
	ended	ended	Ended	Ended	2005) to
	November	November	November	November 30,	November 30,
	30, 2007	30, 2006	30, 2007	2006	2007

Expenses
Consulting fees	$4,923	$-	$24,649	$-	$24,649
Management fees	274,204	-	274,204	-	274,204
	$279,127	-	$298,853	$-	$298,853

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007
(Unaudited)

6.	COMMON STOCK (continued)

Stock-based compensation (continued)

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

	Nine Months	Nine Months
	Ended	Ended
	November 30,	November 30,
	2007	2006

Risk-free interest rate	4.24%	0.00%
Expected life of options (years)	5.0	0
Annualized volatility	118%	0%
Dividend rate	0%	0%

7.	RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties during the nine months ended November 30, 2007:

Paid or accrued management fees of $90,500 (2006 - $Nil) to directors and officers of the Company.

Recognized a total of $3,000 (2006 - $4,500) for donated services at $500 per month and $1,500 (2006 - $2,250) for donated rent at $250 per month provided by the former President and Director of the Company.

As at February 28, 2007, the Company owed the former President and Director of the Company $15,183 for expenses paid on behalf of the Company.

As at November 30, 2007, the Company owed $85,459 to Strathmore Resources (US) Ltd., a related party because of a common director, for exploration expenditures on the Pinetree/Reno Creek mineral property.

On February 28, 2006, the Company entered into a trust agreement with the former President of the Company. (Note 5).

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

8.	SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

	November 30,	February 28,
	2007	2007

Identifiable assets
Canada	$4,625,878	-
United States	8,193,230	27,128
	$12,819,108	27,128

AMERICAN URANIUM CORPORATION
(Formerly Alpine Resources Corporation)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
November 30, 2007
(Unaudited)

8.	SEGMENT INFORMATION (continued)

	Three Months	Three months	Nine Months	Nine Months
	ended	ended	Ended	Ended
	November 30,	November 30,	November 30,	November 30,
	2007	2006	2007	2006

Loss for the period
Canada	$341,960	$-	380,806	-
United States	1,153,680	16,602	1,225,289	32,385
	$1,495,640	$16,602	1,606,095	32,385

9.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash transaction for the nine months ended November 30, 2007 consisted of:

a)	the issuance of 6,000,000 common shares in payment of mineral property interests with an estimated fair value of $7,860,000 (Note 5) and

b)	the issuance of 258,296 common shares for finders’fees with an estimated fair value of $193,272 (Note 6)

There were no significant non-cash transaction for the nine months ended November 30, 2006.

Cash and cash equivalents consisted of cash on hand of $4,625,878 (February 28, 2007 - $27,128).

10.	SUBSEQUENT EVENTS

Subsequent to November 30, 2007, the Company completed a private placement consisting of 375,000 units at a price of $0.75 per unit for aggregate proceeds of $281,250. Each unit consisted of one common share and one-half of one share purchase warrant. One whole warrant is exercisable into one additional common share at a price of $1.25 per share until August 23, 2009. Subscription proceeds of $262,200 had been received as of November 30, 2007.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, Officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- Indemnification may not be made for any claim, issue or matter as to which such a person has been judged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a Director, Officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our shareholders;

- by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. This includes the power to defend such persons from all suits or claims as allowable under the provisions of the General Corporate Law of Nevada. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability as the expenses are incurred and before the final disposition of the proceeding in question or repay the amount if a court finds that the director or officer is not entitled to indemnification by the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling shareholder. All of the amounts shown are estimates.

SEC registration fees	$623.53	(1)

Printing and engraving expenses	$2,000	(1)

Accounting fees and expenses	$25,000	(1)

Legal fees and expenses	$35,000	(1)

Transfer agent and registrar fees	$2,000	(1)

Fees and expenses for qualification under state securities laws	$0	(1)

Miscellaneous	$1,000	(1)

Total	$65,623.53	(1)

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us since our inception on March 23, 2005 without the registration of the securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements:

On February 14, 2008 we issued options to one of our directors to purchase an aggregate of up to 300,000 shares of our common stock at an exercise price of $0.85 per share, exercisable until February 14, 2013. The options are subject to vesting provisions.

The stock options were issued to one U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

On January 15, 2008 in accordance with the terms of a Stock Option and Subscription Agreement we granted stock options to Robert A. Rich, our President to purchase an aggregate of up to 300,000 shares of our common stock at an exercise price of $1.00 per share, exercisable until January 15, 2013. The options are subject to vesting provisions as set forth in the stock option agreement. The vesting schedule is as follows: 75,000 on January 15, 2008, and in installments of 75,000 on each of 3 successive anniversary of January 15, 2008.On December 20, 2007, we closed a private placement consisting of 375,000 units of our securities (the “Units”) at a price of US $0.75 per Unit for aggregate proceeds of US $281,250. Each Unit consists of one common share and one-half of one share purchase warrant (a “Warrant”), one whole Warrant shall be exercisable into one additional common share (a “Warrant Share”) at a price of US $1.25 per Warrant Share until December 20, 2009.

We issued 275,000 of the Units to 10 non-U.S. persons pursuant to an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

We issued 100,000 of the Units were issued to one U.S. person pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

We will use the proceeds of the transaction to fund our joint venture obligations and for working capital.

On December 20, 2007, we closed a private placement consisting of 375,000 units of our securities (the “Units”) at a price of US $0.75 per Unit for aggregate proceeds of US $281,250. Each Unit consists of one common share and one-half of one share purchase warrant (a “Warrant”), one whole Warrant shall be exercisable into one additional common share (a “Warrant Share”) at a price of US $1.25 per Warrant Share until August 23, 2009.

We issued 275,000 Units to 10 non-US persons pursuant to an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

We issued 100,000 Units were issued to one US person pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

On September 4, 2007, we closed a private placement consisting of 8,086,829 units of our securities (the “Units”) at a price of US $0.75 per Unit for aggregate proceeds of US $6,065,125. Each Unit consists of one common share and one-half of one share purchase warrant (a “Warrant”), one whole Warrant shall be exercisable into one additional common share (a “Warrant Share”) at a price of US $1.25 per Warrant Share until August 23, 2009.

We issued 6,061,330 Units to 126 non-US persons pursuant to an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

We issued 2,025,499 Units were issued to 15 US persons pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

On September 4, 2007, issued a total of 258,296 shares of our common stock and paid $243,348.45 to various investors as finders’ fees.

We issued 5,625 common shares to one US person to an exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

We issued 252,672 common shares to six non-US persons pursuant to an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On September 15, 2007, Mr. Malkin was appointed as a member of our board of directors. In connection with Mr. Malkin’s appointment to the board and the related Consulting Agreement, we issued options to purchase an aggregate of up to 300,000 shares of our common stock to Mr. Malkin at an exercise price of $1.20 per share, exercisable until September 15, 2012 and vesting as follows: 75,000 on September 15, 2007, and in installments of 75,000 on each successive anniversary of September 15, 2007.

On September 20, 2007, Devinder Randhawa was appointed as a member of our board of directors. In connection with Mr. Randhawa’s appointment to the board, we issued options to purchase an aggregate of up to 300,000 shares of our common stock to Mr. Randhawa at an exercise price of $1.20 per share, exercisable until September 20, 2012 and vesting as follows: 75,000 on September 20, 2007, and in installments of 75,000 on each successive anniversary of September 15, 2007. We issued the securities to Mr. Malkin and Mr. Randhawa on the basis that they represented that they each were not a “U.S. person” (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On June 15, 2007, we granted up to 75,000 stock options exercisable for five years at an exercise price of $1.50 per share to a consultant.

On March 23, 2005, we issued 5,000,000 shares of our common stock to one (1) named executive officer of our company, at an offering price of $0.00001 per share for gross offering proceeds of $50 in an offshore transaction pursuant to Rule 903 of Regulation S of the Securities Act of 1933. The named executive officer is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by American Uranium, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. In issuing these securities, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

For more information concerning the purchasers in the private placement transactions of September and December 2007, please see the section entitled “Selling Shareholders” on page 12 of the prospectus included in this registration statement.

Item 27 EXHIBITS

The following Exhibits are filed with this prospectus:

Exhibit
Number	Description

(3)	(i) Articles of Incorporation; and (ii) Bylaws

3.1	Articles of Incorporation of the Registrant, filed as an exhibit to the registration statement on Form SB-2 filed on June 21, 2006 and incorporated herein by reference.

3.2	By-laws of the Registrant, filed as an exhibit to the registration statement on Form SB-2 filed on June 21, 2006 and incorporated herein by reference.

3.3

Certificate of Change filed with the Nevada Secretary of State on March 27, 2007 to be effective on April 10, 2007, filed as an exhibit to the current report on Form 8-K filed on April 12, 2007 and incorporated herein by reference.

(4)	Instruments defining rights of security holders, including indentures

4.1	Specimen Stock Certificate, filed as an exhibit to the registration statement on Form SB-2 filed on June 21, 2006 and incorporated herein by reference.

(5)	Opinion on Legality

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

(10)	Material Contracts

10.1	Mining Claim, filed as an exhibit to the registration statement on Form SB-2 filed on June 21, 2006 and incorporated herein by reference.

10.2	Affiliate Stock Purchase Agreement, filed as an exhibit to the current report on Form 8-K filed on April 23, 2007 and incorporated herein by reference.

10.3	Letter of Intent, filed as an exhibit to the current report on Form 8-K filed on May 18, 2007 and incorporated herein by reference.

Exhibit
Number	Description

10.4	Investor Relations Agreement, filed as an exhibit to the current report on Form 8-K filed on July 5, 2007 and incorporated herein by reference.

10.5	Stock Option and Subscription Agreement, filed as an exhibit to the current report on Form 8-K filed on July 5, 2007 and incorporated herein by reference.

10.6	Option and Joint Venture Agreement dated August 20, 2007, filed as an exhibit to the current report on Form 8-K on September 5, 2007 and incorporated herein by reference.

10.7	Form of Subscription Agreement Offshore subscribers, filed as an exhibit to the current report on Form 8-K on September 5, 2007 and incorporated herein by reference.

10.8	Form of Subscription Agreement US subscribers, filed as an exhibit to the current report on Form 8- K on September 5, 2007 and incorporated herein by reference.

10.9	Form of Warrant certificate Offshore subscribers, filed as an exhibit to the current report on Form 8- K on September 5, 2007 and incorporated herein by reference.

10.10	Form of Warrant certificate Canadian subscribers, filed as an exhibit to the current report on Form 8- K on September 5, 2007 and incorporated herein by reference.

10.11	Form of Warrant US subscribers, filed as an exhibit to the current report on Form 8-K on September 5, 2007 and incorporated herein by reference.

10.12	Consulting Agreement with Hamish Malkin, dated effective September 15, 2007, filed as an exhibit to the current report on Form 8-K on September 24, 2007 and incorporated herein by reference.

10.13	Stock Option Agreement with Hamish Malkin dated effective September 15, 2007, filed as an exhibit to the current report on Form 8-K on September 24, 2007 and incorporated herein by reference.

10.14	Written description of Consulting Agreement with Robert Rich*

10.15	Stock Option Agreement with Devinder Randhawa dated effective September 15, 2007, filed as an exhibit to the quarterly report on Form 10-QSB on October 22, 2007 and incorporated herein by reference.

10.16	2007 Stock Option Plan, filed as an exhibit to the current report on Form 8-K with the Commission on September 24, 2007 and incorporated herein by reference.

10.17	Purchase Agreement with Power Resources, Inc., dated October 10, 2007, filed as an exhibit to the current report on Form 8-K on October 10, 2007 and incorporated herein by reference.

10.18	Pine Tree-Reno Creek ISR Property Amendment to Option and Joint Venture Agreement, filed as an exhibit to the quarterly report on Form 10-QSB on January 22, 2008 and incorporated herein by reference.

10.19	Form of Subscription Agreement Offshore subscribers (incorporated by reference to our current report on Form 8-K filed on September 5, 2007)

10.20	Form of Subscription Agreement U.S. subscribers (incorporated by reference to our current report on Form 8-K filed on September 5, 2007)

10.21	Form of Warrant certificate Offshore subscribers (incorporated by reference to our current report on Form 8-K filed on September 5, 2007)

Exhibit
Number	Description

10.22	Form of Warrant U.S. subscribers (incorporated by reference to our current report on Form 8-K filed on September 5, 2007)

10.23	Stock Option Agreement with Donald Cooper dated effective February 14, 2008, filed as an exhibit to the current report on Form 8-K on February 20, 2008 and incorporated herein by reference.

(23)	Consents

23.1*	Consent of Telford Sadovnik P.L.L.C.

23.2(1)	Consent of Clark Wilson LLP

23.3*	Consent of Mr. Charles D. Snow, Certified Professional Geologist (CPG, Wyoming)

*Filed herewith.
(1)Included in Exhibit 5.1.

Item 28 UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ; and,

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the Selling Shareholders during the subscription period, the amount of unsubscribed securities to be purchased by the Selling Shareholders, and the terms of any subsequent reoffering thereof. If any public offering by the Selling Shareholdersis to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(7)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada on March 26, 2008.

AMERICAN URANIUM CORP.

By: /s/ Robert A. Rich
Robert A. Rich, President, Secretary and Director
(Principal Executive Officer)

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Robert A. Rich
Robert A. Rich, President, Secretary and Director
(Principal Executive Officer)
Dated: March 26, 2008

By: /s/ Hamish Malkin
Hamish Malkin, CFO, Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)
Dated: March 26, 2008

The following Exhibits are filed with this prospectus:

Exhibit
Number	Description

(3)	(i) Articles of Incorporation; and (ii) Bylaws

3.1	Articles of Incorporation of the Registrant, filed as an exhibit to the registration statement on Form SB-2 filed on June 21, 2006 and incorporated herein by reference.

3.2	By-laws of the Registrant, filed as an exhibit to the registration statement on Form SB-2 filed on June 21, 2006 and incorporated herein by reference.

3.3

Certificate of Change filed with the Nevada Secretary of State on March 27, 2007 to be effective on April 10, 2007, filed as an exhibit to the current report on Form 8-K filed on April 12, 2007 and incorporated herein by reference.

(4)	Instruments defining rights of security holders, including indentures

4.1	Specimen Stock Certificate, filed as an exhibit to the registration statement on Form SB-2 filed on June 21, 2006 and incorporated herein by reference.

(5)	Opinion on Legality

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

(10)	Material Contracts

Exhibit
Number	Description

10.1	Mining Claim, filed as an exhibit to the registration statement on Form SB-2 filed on June 21, 2006 and incorporated herein by reference.

10.2	Affiliate Stock Purchase Agreement, filed as an exhibit to the current report on Form 8-K filed on April 23, 2007 and incorporated herein by reference.

10.3	Letter of Intent, filed as an exhibit to the current report on Form 8-K filed on May 18, 2007 and incorporated herein by reference.

10.4	Investor Relations Agreement, filed as an exhibit to the current report on Form 8-K filed on July 5, 2007 and incorporated herein by reference.

10.5	Stock Option and Subscription Agreement, filed as an exhibit to the current report on Form 8-K filed on July 5, 2007 and incorporated herein by reference.

10.6	Option and Joint Venture Agreement dated August 20, 2007, filed as an exhibit to the current report on Form 8-K on September 5, 2007 and incorporated herein by reference.

10.7	Form of Subscription Agreement Offshore subscribers, filed as an exhibit to the current report on Form 8-K on September 5, 2007 and incorporated herein by reference.

10.8	Form of Subscription Agreement US subscribers, filed as an exhibit to the current report on Form 8- K on September 5, 2007 and incorporated herein by reference.

10.9	Form of Warrant certificate Offshore subscribers, filed as an exhibit to the current report on Form 8- K on September 5, 2007 and incorporated herein by reference.

10.10	Form of Warrant certificate Canadian subscribers, filed as an exhibit to the current report on Form 8- K on September 5, 2007 and incorporated herein by reference.

10.11	Form of Warrant US subscribers, filed as an exhibit to the current report on Form 8-K on September 5, 2007 and incorporated herein by reference.

10.12	Consulting Agreement with Hamish Malkin, dated effective September 15, 2007, filed as an exhibit to the current report on Form 8-K on September 24, 2007 and incorporated herein by reference.

10.13	Stock Option Agreement with Hamish Malkin dated effective September 15, 2007, filed as an exhibit to the current report on Form 8-K on September 24, 2007 and incorporated herein by reference.

10.14	Written description of Consulting Agreement with Robert Rich*

10.15	Stock Option Agreement with Devinder Randhawa dated effective September 15, 2007, filed as an exhibit to the quarterly report on Form 10-QSB on October 22, 2007 and incorporated herein by reference.

10.16	2007 Stock Option Plan, filed as an exhibit to the current report on Form 8-K with the Commission on September 24, 2007 and incorporated herein by reference.

10.17	Purchase Agreement with Power Resources, Inc., dated October 10, 2007, filed as an exhibit to the current report on Form 8-K on October 10, 2007 and incorporated herein by reference.

10.18	Pine Tree-Reno Creek ISR Property Amendment to Option and Joint Venture Agreement, filed as an exhibit to the quarterly report on Form 10-QSB on January 22, 2008 and incorporated herein by reference.

Exhibit
Number	Description

10.19	Form of Subscription Agreement Offshore subscribers (incorporated by reference to our current report on Form 8-K filed on September 5, 2007)

10.20	Form of Subscription Agreement U.S. subscribers (incorporated by reference to our current report on Form 8-K filed on September 5, 2007)

10.21	Form of Warrant certificate Offshore subscribers (incorporated by reference to our current report on Form 8-K filed on September 5, 2007)

10.22	Form of Warrant U.S. subscribers (incorporated by reference to our current report on Form 8-K filed on September 5, 2007)

10.23	Stock Option Agreement with Donald Cooper dated effective February 14, 2008, filed as an exhibit to the current report on Form 8-K on February 20, 2008 and incorporated herein by reference.

(23)	Consents

23.1*	Consent of Telford Sadovnik P.L.L.C.

23.2(1)	Consent of Clark Wilson LLP

23.3*	Consent of Mr. Charles D. Snow, Certified Professional Geologist (CPG, Wyoming)

*Filed herewith.
(1)Included in Exhibit 5.1.